Exhibit 10.64

INDENTURE OF LEASE

by and between

RIVERTECH ASSOCIATES II, LLC

(“LESSOR”)

and

DIMENSION THERAPEUTICS, INC.

(“LESSEE”)

RIVERSIDE TECHNOLOGY CENTER

840 Memorial Drive

Cambridge, Massachusetts

RIVERSIDE TECHNOLOGY CENTER

COMMERCIAL LEASE
BETWEEN

RIVERTECH ASSOCIATES II, LLC

AND

DIMENSION THERAPEUTICS, INC.

Agreement entered into this 11thday of March, 2014 in consideration of the covenants and other benefits herein contained the receipt and sufficiency of said consideration being hereby acknowledged.

Rivertech Associates II, LLC, a Massachusetts limited liability corporation, c/o The Abbey Group, 575 Boylston Street, Boston, MA 02116 (herein “LESSOR”), does hereby lease to LESSEE, and Dimension Therapeutics, Inc. a Delaware corporation duly qualified to conduct business in Massachusetts, having a principal place of business at 850 Winter Street, Gunderson Dettner Waltham, MA 02451 (herein “LESSEE”), does hereby lease from said LESSOR, certain space located at 840 Memorial Drive, Cambridge, Massachusetts (herein “Building”) being that portion of the fourth (4th) floor of the Building consisting of approximately 8,060 rentable square feet of space as shown on Exhibit A-1 (the “Lease Plan”) attached hereto, and an additional approximately 50 rentable square feet of space serving as an “acid neutralization room on the third (3rd ) floor of the Building as shown on the Lease Plan, totaling approximately 8,110 rentable square feet of space (herein, collectively the “Leased Premises” or “Premises”); with the right in common with others in the Building to use such common areas of the Building and the property on which the Building is located as are designated by the LESSOR, from time to time including but not limited to the fourth floor common lavatories; shared loading dock; shared passenger and freight elevators; and common stairways, corridors, walkways, driveways and lobbies.

1.	Bluebird Bio, Inc. Sublease Term, and Direct Lease Term.

(a)Bluebird Bio, Inc. Lease. Bluebird Bio, Inc., is the current tenant under a certain lease for space in the Building as follows: Rivertech Associates, LLC and Genetix Pharmaceuticals, Inc. entered into a certain lease agreement dated February 18, 2000 (the “Original Lease”); which was amended by a certain Amended and Restated Lease Agreement dated May 18, 2007 (the “First Amended Lease Agreement”); which was further amended by a certain Lease Extension and Modification Agreement dated November 24, 2009 (the “First Lease Extension Agreement”); which was further amended by a certain Second Amended and Restated Lease Agreement dated October 19, 2010 (the “Second Amended Lease Agreement”); and which was most recently further amended by a Second Lease Extension Agreement dated September,2012 (the “Second Lease Extension Agreement”); all now collectively referred to herein as the “Bluebird Lease.”

Under the Bluebird Lease, Bluebird Bio., Inc. currently leases and currently occupies approximately 8,060 rentable square feet of space located on the fourth (4th) floor of the Building, in addition to approximately fifty (50) rentable square feet of space on the third (3rd ) floor of the Building, for a total of approximately 8,110 rentable square feet of space in the Building, being the same space as is identified herein alternatively as the “Bluebird / Dimensions Subleased Space, and also as the “Leased Premises” under this Lease, as the context so permits. Additionally, under the Bluebird Lease, Bluebird Bio, Inc. also currently leases and currently occupies approximately 9,488 rentable square feet of space located on the fourth (4th) floor of the Building, in addition to approximately fifty (50) rentable square feet of space on the third (3rd ) floor of the Building, for a total of approximately 9,538 rentable square feet in the Building, which Bluebird has subleased as of the date hereof to another tenant (KEW Group, Inc.) which additional space is herein identified as the “Bluebird / KEW Space”. LESSOR hereunder has also entered into a separate lease agreement with KEW Group, Inc. dated February 20, 2014 (the “KEW Group Lease”), governing KEW Group Inc.’s occupancy and certain other rights upon expiration of a certain sublease between Bluebird and KEW Group, Inc., dated as of February 6, 2014 (the “KEW Group Sublease”) as of the Bluebird Lease Termination Date (as defined below).

The Bluebird Lease terminates, and all space leased to Bluebird Bio, Inc. thereunder (i.e. the Bluebird / Dimensions Subleased Space and the Bluebird / KEW Space) is to be surrendered and vacated by March 31, 2015 (the “Bluebird Lease Termination Date”).

(b)Sublease from Bluebird Bio, Inc. - Initial Occupancy - LESSOR Approval. The LESSEE, contemporaneously with the execution of this Lease, has entered into a certain sublease agreement with Bluebird Bio, Inc., a copy of which is attached hereto as Exhibit A - 2, to sublease the Bluebird / Dimensions Subleased Space (i.e. the Leased Premises as defined herein) from Bluebird Bio, Inc., commencing on March 11, 2014, and ending on March 31, 2015 (the “Bluebird / Dimensions Sublease”). Consequently, LESSEE will commence its use and occupancy of the Leased Premises under the Bluebird Dimensions Sublease, and will continue its use and occupancy of the Leased Premises on that basis up to the Bluebird Lease Termination Date.

The LESSOR hereby approves LESSEE’s use and occupancy of the Leased Premises under the terms and conditions of the Bluebird Dimensions Sublease. LESSOR’s approval is expressly conditioned upon the following: (i) LESSEE’s acknowledgment, hereby given by its execution of this Lease, that it accepts the Leased Premises in an AS/IS condition as of the date hereof, subject only to the provisions of Section 32 hereof, and without LESSOR’s representation or warranty of any kind or nature; (ii) the LESSEE’s actual use and occupancy of the Leased Premises and the conduct of its operations therein, is to be consistent in all respects with the terms and conditions of this separate Lease, during the term of the Bluebird / Dimensions Sublease, notwithstanding any contrary provisions of the Bluebird / Dimensions Sublease; (iii) the LESSEE shall adhere to the terms and conditions of the Bluebird / Dimensions Sublease (to the extent not inconsistent with this Lease, provided however that all of Lessee’s rental obligations shall be governed by the Bluebird / Dimensions Sublease until the Bluebird Lease Termination Date); and, (iv) the LESSEE hereby agrees, effective upon execution of this Lease, that upon the occurrence of any material default by Bluebird Bio, Inc., under the Bluebird Lease, LESSEE shall directly attorn to LESSOR hereunder and continue its use and occupancy of the Leased Premises under the terms and conditions of the Bluebird/Dimensions Sublease, paying all rent and other payments dues under said Bluebird/ Dimensions Sublease to the LESSOR hereunder upon the receipt of a written notice from LESSOR (the “Bluebird Default Notice”) advising of the Bluebird default and directing such payments to itself (notwithstanding any proceedings against Bluebird Bio, Inc. as may be brought by LESSOR against it under the terms and conditions of the Bluebird Lease and/or any termination of said Bluebird Lease on account of said default and/or proceedings). Upon delivery of the Bluebird Default Notice to LESSEE, the Bluebird/ Dimensions Sublease shall convert to a direct lease arrangement as between LESSOR and LESSEE up to and through March 31, 2015; and from after the delivery of the Bluebird Default Notice, but only if required under the Bluebird / Dimensions Sublease, LESSEE shall additionally be required to pay to LESSOR its Allocable Percentage for (x) Additional Operating Expense Rent per Section 3 hereof (y) Additional Real Estate Tax Rent per Section 4 hereof, and (z) Utilities per Section 7 hereof, and for Lessee’s use of any shared equipment then under the Bluebird Lease from and after such conversion date; Bluebird Bio, Inc. relinquishing and waiving any and all claims for rent or other sums under the Bluebird/ Dimensions Sublease as of the date of its default under the Bluebird Lease. Notwithstanding the foregoing, LESSOR shall not be liable to LESSEE on account of any claims LESSEE may have against Bluebird Bio, Inc. arising from any breach by Bluebird Bio, Inc. under the Bluebird/ Dimensions Sublease, LESSEE hereby waiving any and all such claims, directly as against LESSOR, or as grounds for LESSEE’s non-performance thereunder or any defense or offset to LESSEE’s performance hereunder; however, LESSOR shall be entitled to enforce the Bluebird/ Dimensions Sublease directly as against LESSEE for any claims against LESSEE arising from any breach by LESSEE under the Bluebird/ Dimensions Sublease, from and after any conversion of said Bluebird Dimensions Sublease to a direct lease relationship as contemplated above. LESSOR reserves for itself any and all rights and remedies it may have as against Bluebird Bio, Inc., on account of any default under the Bluebird Lease, including claims for any incremental sums owed by Bluebird Bio, Inc., under the Bluebird Lease representing the differential in the rent paid by LESSEE to LESSOR as contemplated above under the terms of the Bluebird Dimensions Sublease, and the sums owed to LESSOR as Annual Base Rent and Additional Rent under the Bluebird Lease. LESSEE shall have no liability to LESSOR for any default or amounts owed by Bluebird under the Bluebird Lease.

(c)Direct Lease Term. As of the Commencement Date as defined below, LESSEE will already be in possession of the Leased Premises under its prior occupancy under the Bluebird Dimensions Sublease. Consequently, there is no actual delivery date for the Leased Premises, and the “Commencement Date” of the LESSEE’s tenancy under this direct Lease shall be April 1, 2015, the date immediately following expiration of the Bluebird Lease. LESSEE leases the Leased Premises for an original Term commencing as of the Commencement Date, and thereafter running twenty four (24) consecutive calendar months (herein, “Lease Term” or “Term”). Therefore, the Term of this direct Lease shall end on March 31, 2017 (the “Termination Date”).

2.	Annual Base Rent and Additional Rent.

Subject to the provisions hereof, commencing on the Commencement Date, LESSEE shall pay to LESSOR an Annual Base Rent pursuant to the schedule below during each Lease Year (or portion thereof as the case may be) of the Term hereof, (herein, “Annual Base Rent”).

Annual Base Rent shall be payable in advance, in equal monthly installments, due on the first day of each calendar month, pursuant to the schedule below.

LESSEE’s first payment of Annual Base Rent for the first month of the first Lease Year shall be due on the Commencement Date.

All payments of Annual Base Rent (and any Additional Rent or other sums due LESSOR) shall be made to LESSOR at 575 Boylston Street, Boston, Massachusetts 02116 or to such other agent or at such other place as LESSOR may designate in writing. The covenants to pay all Annual Base Rent and all Additional Rent hereunder (collectively, “Rent”) shall be independent from any and all other covenants of LESSOR to LESSEE hereunder; and all Rent shall be promptly paid when due stated hereunder.

LESSEE shall pay interest from the date due, at annual rate of fourteen (14%) percent of any installments of Annual Base Rent, or Additional Rent or other payments which are not received by LESSOR within ten days after written notice from LESSOR that any such Rent was not received.

SCHEDULE OF ANNUAL BASE RENT
Lease Year	Annual Base Rent	Monthly Installment
First Lease Year	$369,005.00	$30,750.42
Second Lease Year	$381,170.00	$31,764.17

This Lease is intended to be a triple net lease, and as such LESSEE shall also be responsible for payment of its pro rata share of Operating Expenses (see Section 3 herein), real estate taxes (see Section 4 herein) and utilities (see Section 7 herein), all in accordance with the terms and conditions herein. All payments due to LESSOR hereunder in addition to those under Section 2 shall be deemed to be “Additional Rent”. All LESSEE’s obligations to pay any Annual Base Rent or Additional Rent hereunder shall be independent covenants from any other obligations under this Lease.

LESSEE’s allocable pro rata share is 6.26% (the LESSEE’s “Allocable Percentage”) as that concept is applicable and used herein.

3.	Additional Rent (Operating Expenses).

LESSEE, in addition to the sums payable to LESSOR as Annual Base Rent as determined in Section 2 hereof shall pay to LESSOR for each year (or portion thereof, as applicable) of the Lease Term, as Additional Rent, LESSEE’s Allocable Percentage of any and all Operating Expenses attributable to the Building for said year of the Lease Term (herein, “Additional Operating Expense Rent”). Operating Expenses as set forth in Exhibit B hereto (provided for illustration) are the unaudited expenses for calendar year 2012. Actual Operating Expenses will be subject to change based on actual costs and expenses incurred for each of the categorized Exhibit B costs and expenses actually incurred in 2015 and for each subsequent calendar year during the Lease Term, and through the Extended Term (if any).

“Operating Expenses” means the costs incurred by the LESSOR in connection with the operation, management and maintenance of the Building. “Operating Expenses” shall not include the following: the costs of LESSEE’s or any other tenant’s improvements and services for which LESSEE or any tenant directly reimburses LESSOR, or pays third persons at LESSOR’s directions; Taxes and any income, excise, transfer or franchise taxes of the LESSOR; the costs incurred in any rehabilitation, reconstruction or other work occasioned by any insured casualty (i.e. as to which LESSOR is required to carry insurance hereunder), or by the exercise of the right of eminent domain (except to the extent of any so-called “deductible” amount under policies of insurance or any costs actually incurred for which any insurance company does not reimburse or compensate LESSOR or Owner); depreciation or interest payments on the Building; general corporate overhead of the LESSOR entity (including salaries of executives and owners not directly employed in the management/operation of the Building, and any penalties or damages that LESSOR may pay to LESSEE or any other tenant of the Building under their respective leases); expenses incurred in any direct dispute with any particular tenant (other than those incurred which are of benefit to or protect the rights of other tenants in the Building, generally); costs of renovations to vacant or other tenants’ spaces; costs of capital improvements to the Building its systems and appurtenances (but not including maintenance, repairs or replacements), and any rental payments for equipment which, if purchased, would be excluded as a capital improvement under generally accepted accounting standards in LESSOR’s reasonable judgment; brokerage and advertising costs in seeking or leasing to new tenants; and penalties incurred due to LESSOR’s violation or any violation of any government order; any ground or underlying lease rental; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the property; costs arising from LESSOR’s charitable or political contributions; costs of selling, syndicating, financing, mortgaging or hypothecating any of LESSOR’s interest in the Building; management fees paid or charged by LESSOR in connection with the management of the Building other than a management fee based on five (5%) percent of income which is the management fee uniformly and customarily charged to other tenants in the Building by LESSOR; costs and expenses (including taxes) to operate the parking garage, valet and other parking services for the Building, costs for sculptures, paintings, fountains or other objects of art or the display of such item, and any replacement garages or parking facilities and any shuttle services as may be placed in service, including any capital improvements to the parking areas; and remediation of hazardous materials in the Building or on the land parcels on which it is located.

LESSEE shall pay its Allocable Percentage of Additional Operating Expense Rent to LESSOR based on a prospective annual schedule prepared by the LESSOR, in monthly increments based on said schedule, with each monthly payment of Annual Base Rent due hereunder. LESSOR, at its discretion, may assess LESSEE for any extraordinary item of cost or expense which may actually occur as a direct result of LESSEE’s own distinct uses or activities which shall be itemized, invoiced separately, and paid by LESSEE within thirty (30) days of its receipt of the invoice. Within one hundred twenty (120) days of the close of each calendar year, LESSOR shall adjust the prior year’s schedule of Additional Operating Expense Rent to account for actual and properly accrued costs, expenses, and liabilities, and shall issue LESSEE a refund or deficiency statement for that year, as appropriate (the “Operating Statement”). LESSEE shall pay any deficiency shown thereon within thirty (30) days of its receipt of said Operating Statement. Any rebates due LESSEE (not contested by LESSOR) shall, in LESSOR’s reasonable discretion, be credited toward current monthly Additional Operating Expense Rent or paid to LESSEE within thirty (30) days.

LESSEE shall have the right to audit the applicable records of LESSOR to confirm that the charges billed to LESSEE under Sections 3 and 4 herein are proper and conform to the provisions of such Sections. Such right shall be exercisable by LESSEE within six (6) months after LESSEE’s receipt of LESSOR’s Operating Statement for the subject Lease Year. LESSOR shall cooperate with LESSEE in providing LESSEE reasonable access to LESSOR’s books and records during normal business hours to enable LESSEE to audit LESSOR’s books and records as they relate to any costs or expenses passed through to LESSEE pursuant to any provisions of this Lease. If the audit discloses any overpayment on the part of LESSEE, then LESSEE shall be entitled to a credit on the next succeeding installment of Rent for an amount equal to the overcharge plus interest on the amount of such overcharge from the date on which same was paid by LESSEE until the date refunded by LESSOR at the prime rate then published in The Wall Street Journal, and such credit shall be extended to succeeding installments of Rent in the event such overcharge exceeds the amount of the next succeeding such installment and, in the event the term of this Lease has expired or been earlier terminated, then LESSEE shall be entitled to a refund of such excess from LESSOR within thirty (30) days after such date or expiration or earlier termination. If the audit discloses any undercharge or underpayment on the part of LESSEE, then LESSOR shall be entitled payment of that difference, to be paid with the next succeeding installment of Rent, in the amount equal to the undercharge or underpayment. If the audit discloses any overpayment on the part of the Lessee, then subject to the LESSOR’s rights to arbitration of the disputed issues as set forth below (in which case payment shall be tolled to the end of such proceedings), the LESSOR shall reimburse LESSEE for the actual third party costs of such audit, but in no event shall such cost reimbursement exceed a sum equal to the overpayment amount due to LESSEE.

If there are disputes regarding the results of the audit, the parties will attempt to resolve such disputes in good faith. Any unresolved dispute may be referred for final and binding arbitration before JAMS Inc., (the alternative dispute resolution company located in Boston, Mass.) on terms and conditions to be established by the arbitrator, the hearings thereon not to proceed longer than one (1) day. The arbitrator will be an individual selected by agreement of the parties consistent with the procedures and practices of JAMS, Inc., with knowledge of commercial real estate in the greater Boston area, and who is a “disinterested person” with respect to the LESSOR and LESSEE. All costs of arbitration shall be shared equally by LESSOR and LESSEE.

4.	Additional Rent (Real Estate Taxes).

LESSEE, in addition to the sums payable to LESSOR as Annual Base Rent as determined in Section 2 hereof, shall pay to LESSOR for each year (or portion thereof, as applicable) of the Lease Term, as Additional Rent, LESSEE’s Allocable Percentage of all sums attributable to the municipal real estate taxes on the Building and land on which it is situated (“Taxes”) allocable to said year) (herein the “Additional Real Estate Tax Rent”).

Notwithstanding the foregoing, LESSOR shall be under no obligation to file for any abatement of taxes for FY 2014 or any other fiscal year, and LESSEE shall pay all amounts as invoiced by LESSOR, receiving a rebate based on its Allocable Percentage only if an abatement is sought and received by LESSOR.

LESSEE shall pay its Allocable Percentage of Additional Real Estate Tax Rent to LESSOR based on a prospective annual schedule prepared by the LESSOR, in monthly increments based on said schedule, with each monthly payment of Annual Base Rent due hereunder. Within one hundred twenty (120) days of the close of each tax year, LESSOR shall adjust the prior year’s schedule of Additional Real Estate Tax Rent to account for actual and properly accrued costs, expenses, and liabilities, and shall issue LESSEE a refund or deficiency statement for that year, as appropriate. LESSEE shall pay any deficiency shown thereon within thirty (30) days of its receipt of said Operating Statement. Any rebates due LESSEE (not contested by LESSOR) shall, in LESSOR’s reasonable discretion, be credited toward current monthly Additional Real Estate Tax Rent or paid to LESSEE within thirty (30) days.

LESSOR shall keep complete books and records regarding Operating Expenses and Taxes at LESSOR’s principal offices, as to which LESSEE shall be given access as contemplated below during LESSOR’s normal business hours for the purpose of reviewing and copying (at LESSEE’s expense except as otherwise set forth herein). LESSOR shall retain all records of Operating Expenses and Taxes for at least three (3) years.

5.	Security Deposit.

No later than Commencement Date, LESSEE shall post with LESSOR (and maintain at all times during the Original and Extended Term, if any), a Security Deposit in the amount of Ninety Two Thousand Two Hundred Fifty One and 26/100 ($92,251.26) Dollars (the “Security Deposit Amount”) as described below; which shall be held as security for LESSEE’s performance as herein provided, to be returned to LESSEE at the end of this Lease Term (as may be earlier terminated or extended), unless applied by LESSOR prior thereto in the event of any uncured default by LESSEE hereunder beyond applicable notice and cure periods. The Security Deposit shall be delivered to Landlord in two installments: (i) the sum of Sixty One Thousand Five Hundred 67/100 ($ 61,500.67) Dollars to be tendered by LESSEE upon execution of this Lease; and (ii) an additional sum of Thirty Thousand Seven Hundred Fifty 33/100 ($ 30,750.33) Dollars to be tendered by LESSEE on the Commencement Date (i.e. on or before April 1, 2015) hereunder. Failure to deliver the Security Deposit within five (5) days after written notice by LESSOR shall result in breach of this Lease and at Landlord’s election, termination of this Lease, time being of the essence.

The Security Deposit Amount shall be delivered to LESSOR, as set forth above, either by:

(a)	bank check (which sum, plus any interest thereon, LESSOR shall be entitled to commingle and use with LESSOR’s own funds); or

(b)	irrevocable stand-by Letter of Credit, substantially in the form attached hereto as Exhibit C from a commercial bank in Massachusetts reasonably acceptable to LESSOR.

If available to LESSEE, the Letter of Credit shall be the full term of this Lease. However, the Letter of Credit may be written on an annual basis with a provision that it may be drawn upon if LESSEE fails to provide a renewal or replacement therefor forty-five (45) days prior to the expiration of the then existing Letter of Credit.

The Letter of Credit shall: (i) name LESSOR as beneficiary; (ii) be cancelable only with a minimum 30 days prior notice to LESSOR; and (iii) be substantially in the form attached hereto as Exhibit C and in all respects in form and substance reasonably satisfactory to LESSOR

LESSOR reserves the right, at any time at which the LESSOR has reasonable grounds to question the economic viability of the bank issuing the then existing Letter of Credit to require that the original Letter of Credit be replaced by another Letter of Credit issued by another commercial bank reasonably acceptable to LESSOR. LESSEE shall be required to make its substitution within fifteen (15) days from receipt of LESSOR’s notice. Failure to provide said replacement Letter of Credit shall entitle LESSOR to draw on the existing Letter of Credit and hold the cash proceeds thereof as the Security Deposit hereunder.

LESSOR agrees that it shall not draw on the Security Deposit Amount hereunder except to the extent necessary to cure a default beyond applicable notice and cure periods of LESSEE hereunder, or upon failure to LESSEE to tender a replacement or renewal Letter of Credit as contemplated above. LESSOR agrees that it shall deliver the Security Deposit to any successor in interest to LESSOR’s rights hereunder. Provided that LESSEE is not then in default under this Lease, the Security Deposit shall be refunded to LESSEE (or the original Letter of Credit returned) within thirty (30) days after the end of the Lease Term.

6.	Use of Leased Premises.

LESSEE shall use the leased premises for general office, research and development and laboratory use, and any other use ancillary thereto only (the “Permitted Uses”), which uses LESSOR warrants and represents are currently allowed under local zoning regulations (subject to compliance with federal, state and municipal safety, healthy, building, and sanitary codes), and any encumbrance and restrictive instruments and agreements affecting the Building The LESSEE will use the Leased Premises in a safe manner and will not do or permit any act or thing which is contrary to any legal or insurance requirement referred to in Section 17 hereof or which constitutes a risk to the safety, health or well-being of other lessees in the Building, or the community, or creates a public or private nuisance or waste.

Except for the Permitted Items (as defined hereafter), LESSEE shall not be entitled, for research or testing purposes, to bring any animals (including without limitation laboratory mice, rats or other mammals or primates, reptiles or aquatic life); micro-organisms; or bacteriological, biological, or pathological agents; (collectively, “Biological Items”) into the Building or the Leased Premises without prior written notice to LESSOR and LESSOR’s express written consent; which consent shall not be unreasonably withheld, conditioned or delayed. LESSEE, at its sole cost and expense, shall comply with all applicable local, state and federal governmental statutes, regulations, rulings and orders applicable thereto (including procuring any required permits or authorizations) as to any of the foregoing Biological Items allowed under this Section 6. LESSOR may condition its consent to the presence of such animals based on quantity, type, arrangements for storage, sanitation, transportation, and other physical and logistical considerations as LESSOR may reasonably determine in each instance and from time to time as circumstances may require. Notwithstanding any provision to the contrary herein, LESSOR hereby consents and agrees that LESSEE may keep the “Permitted Items” described on Exhibit D hereto at the Leased Premises and utilize them for the Permitted Uses hereunder, provided however, such consent by LESSOR does not relieve LESSEE from identifying, procuring in advance, and maintaining any and all municipal, state and federal permits or authorizations therefor (including without limitation the transport, storage and handling thereof), which shall be LESSEE’s sole responsibility and the absence of which shall not in manner abrogate this Lease or reduce any of LESSEE’s obligations to pay all Rent due hereunder or otherwise perform hereunder. Any material additions or changes to the Permitted Items shown on Exhibit D shall require LESSOR’s further consent per the standards set forth above in this Section 6 and upon the giving of such further consent Exhibit D shall be deemed to be amended accordingly. LESSEE hereby indemnifies and holds harmless LESSOR from and against any and all damages, liabilities, claims, demands, actions or other losses arising from LESSEE’s noncompliance with this clause, except to the extent the same results or arises from the negligence or willful misconduct of LESSOR. Other than for research and testing purposes as conditioned and set forth above, LESSEE shall not permit any other animals on the Leased Premises (with exception only for bona fide “service animals” subject to advance prior approval by LESSEE on a case by case basis).

LESSEE shall have access to the Leased Premises for LESSEE’s use seven days per week and twenty four hours per day for each day of the Term, subject to the provisions of Section 7 hereof relative to overtime heat and air-conditioning. LESSEE shall keep the Leased Premises and adjacent areas in a clean and good condition equivalent to the standards reasonably set by LESSOR for the Building, reasonable wear and tear and casualty excepted. LESSEE shall be solely responsible to provide its own cleaning and janitorial services to the Leased Premises, at its sole cost and expense.

LESSEE shall be responsible for the prompt and proper disposal of all garbage, refuse, debris and other waste as mandated by reasonable and uniform Building regulations. LESSOR shall provide and maintain a trash dumpster and/or compactor at the Building loading dock, for the non-exclusive use of all tenants for disposal of non-hazardous/non controlled materials and substances. LESSEE may, but shall not be obligated to implement a recycling program, but its implementation, maintenance, or operation shall be without any cost or expense to LESSOR or any other tenants of the Building. LESSOR is not obligated to coordinate any such program in any respect.

7.	Utilities.

LESSOR shall provide to the Leased Premises and also to the common areas and facilities which LESSEE enjoys the right to use in accordance with standards reasonably determined by LESSOR for the Building and set forth herein, the following services: (1) hot and cold running water from points of supply to the water faucets or taps in the Leased Premises for use by LESSEE, the cost of which shall be paid by LESSEE per the readings of the submeter(s) for the Leased Premises; (2) heat and air conditioning (as applicable) during Normal Business Hours (and at such other times requested by LESSEE in accordance with the provisions of this Section 7 set forth below); which heating and air conditioning systems (i) LESSEE controls (as to temperature settings in LESSEE’s laboratory space above the base system settings); (ii)

LESSOR controls (as to temperature settings for the base system serving LESSEE’s office space); and (iii) LESSOR shall repair and maintain (with direct separate charges passed on to the LESSEE) with respect to the supplemental laboratory systems); (3) ventilation and exhaust, and electricity (payable by LESSEE), sufficient for the Permitted Uses as they are generally stated; (4) maintenance and repair of the Building, Premises and Common Areas as set forth in Section 11 below; and (5) elevator service; (items (1) through (5) above are collectively referred to herein as “Services”). “Normal Business Hours” shall mean 8 AM to 6 PM Monday through Friday, except for the following holidays, only: Thanksgiving Day, Christmas Day, New Year’s Day, Memorial Day, Fourth of July, and Labor Day.

Notwithstanding the foregoing, LESSEE shall pay all charges for electricity used on the Leased Premises per the existing submeter(s) for the Leased Premises (or alternatively, any submeters that need to be installed, which shall be installed at LESSOR’s sole cost and expense), and as set forth below. LESSOR shall provide monthly estimates of use that are based upon actual use for the prior year (i.e. the estimates to be reset annually), to be confirmed by periodic check meter readings for the Leased Premises itself. LESSEE shall pay for such electrical charges upon receipt of its monthly invoice from LESSOR, to be rendered and paid based on those estimates within thirty (30) days of LESSEE’s receipt of the invoice. Within one hundred twenty (120) days of the close of each calendar year, LESSOR shall adjust the LESSEE’s prior year’s electrical payments to account for the actual and properly accrued charges reflective of the actual check meter readings for such year, and shall issue LESSEE a refund or deficiency statement for that year, as appropriate. LESSEE shall pay any deficiency shown thereon within thirty (30) days of its receipt of said invoice. Any rebates due LESSEE (not contested by LESSOR) shall be credited toward then current monthly electrical charge invoices or paid to LESSEE within thirty (30) days

LESSOR shall maintain (a) an average temperature in the useable common areas of the Building generally between 65 degrees Fahrenheit and 75 degrees Fahrenheit at all times, and (b) an average temperature in the office portions of the Leased Premises generally between 65 degrees Fahrenheit and 75 degree Fahrenheit during Normal Business Hours (the “HVAC Criteria”). LESSEE hereby acknowledges that LESSEE controls the temperature in its own laboratory spaces; there shall be no requirement for LESSOR to maintain the foregoing standards with respect thereto; and LESSOR shall not be responsible for coordination of the relative temperatures within the Leased Premises, given LESSEE’s control over such systems (however LESSOR shall be responsible for the balancing of the HVAC systems servicing the Leased Premises as of the beginning of LESSEE’s occupancy under its Bluebird / Dimensions Sublease, with no obligation to do so thereafter) provided, however, that LESSOR shall be responsible for providing electricity and water to the HVAC equipment serving the laboratory spaces 24-hours per day, 7 days per week, such usual and customary electrical capacity and water volume to be in same quantities as are sufficient for the average office/laboratory tenant in the building without regard to any special requirements or specialized equipment (it being LESSEE’s responsibility to make separate arrangements with LESSOR, at LESSEE’s cost and expense, for any greater or more intense requirements). At any time, upon no less than thirty two (32) hours prior notice by LESSEE, LESSOR shall make available overtime heat and air-conditioning to LESSEE at the Premises in accordance with clause (b) of the HVAC criteria, and LESSEE shall pay as additional rent, overtime heat and air-conditioning for the office portions of the Leased Premises as may be requested by LESSEE for the Leased Premises on the basis of $150.00 per zone per hour (subject to increase by the same percentage amount by which the standard electric rates are increased), as billed by LESSOR. LESSEE shall give LESSOR thirty two (32) hours prior notice of any requirements for specialized overtime heating and air-conditioning. LESSOR shall not be liable to LESSEE for any interruption, interference, damage or loss to LESSEE’s research or experimentation occasioned as a result of any failure in the heating, ventilation, air conditioning, or electrical services or other utilities servicing the Building or the Leased Premises. No plumbing or electrical work of any type shall be done without LESSOR’s approval which approval shall not be unreasonably withheld or delayed, and, if applicable, the appropriate municipal permit and/or inspector’s approval. Water for domestic type sanitary purposes (only) shall be supplied at LESSOR’s expense. There shall be separately metered and separately paid for by LESSEE, non-potable laboratory water and water for other particularized uses in the Leased Premises.

An “Abatement Event” shall be defined as an event or circumstance (other than those addressed in Section 18, or subject to Section 27 herein) caused by any of (i) LESSOR’s negligence; (ii) LESSOR’s willful misconduct; or (iii) any act or failure to act that is solely within LESSOR’s control; that prevents LESSEE from accessing or using the Premises or any substantial portion thereof (other than temporary interruptions necessitated by LESSOR’s performance of its obligations for maintenance and repairs as contemplated in Section 10 hereof). LESSEE shall give LESSOR notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Annual Base Rent and LESSEE’s other monetary obligations to LESSOR hereunder shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that LESSEE continues to be so prevented from using the affected portion of the Premises in the proportion that the affected area of the Premises bears to the total rentable area of the entire Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after LESSOR’s receipt of any Abatement Notice(s). In addition, but subject to the provisions of Section 18 hereof (which take precedence), if an Abatement Event continues for ninety (90) consecutive days after any Abatement Notice, LESSEE may terminate this Lease by written notice to LESSOR at any time prior to the date such Abatement Event is cured by LESSOR.

8.	Compliance with Laws.

LESSEE acknowledges that no trade, occupation, or activity shall be conducted in the Leased Premises or use made thereof which will be unlawful, improper, noisy, offensive, or contrary to any federal or state law or administrative regulations, or any municipal ordinance or regulations in force at any time in Cambridge. LESSEE shall keep all employees working in the Leased Premises covered with Worker’s Compensation Insurance, as applicable. Specifically, LESSEE shall be responsible for causing the Premises and any work conducted therein to be in full compliance with the Occupational Safety and Health Act of 1970 and any amendments thereto. LESSEE shall strictly adhere to any and all federal, state, and municipal laws, ordinances, and regulations governing the use of LESSEE’s laboratory scientific experimentation. LESSEE shall be solely responsible for procuring and complying at all times with any and all necessary permits directly relating or incident to: the conduct of its office and research activities on the Premises; its scientific experimentation on the Premises; any transportation; storage; handling; use and disposal of any low level radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials. LESSEE shall immediately give notice to LESSOR of any written warnings or violations relative to the above received from any federal, state, or municipal agency or by any Court of Law, and shall immediately take steps to cure the conditions causing any such violations; and LESSOR shall permit LESSEE to cure said harm or hazard prior to any active intervention by LESSOR (except where such intervention is necessitated by the emergency nature of the harm or hazard; or where the harm or hazard impairs the value of the Building, (directly or as collateral on any debt); interests with any other tenant’s rights; or is required by any governmental agency or authority.

LESSEE shall fully indemnify and hold harmless in all respects LESSOR from any and all claims, demands, losses, liabilities, and damages (including all necessary and reasonable expenses for contractors, consultants, environmental engineers, attorneys, and other professionals utilized by LESSOR to evaluate and remediate any hazard or harm caused by LESSEE and which LESSEE has failed to cure; and further including any and all fines or fees assessed by any governmental agency relative to any hazard or harm), directly arising from the conduct of its research on the Leased Premises (especially relating to research involving hazardous substances), or LESSEE’s obligations and responsibilities as set forth above and herein, and excepting liability for any claims and damages resulting from the acts or negligence of LESSOR or its agents or employees.

Notwithstanding the foregoing or any other provision of this Lease, however, LESSEE shall not be responsible for compliance with any such laws, regulations, or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the base Building utilities running to the Leased Premises or (iii) installation of new Building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be due to LESSEE’s particular manner or intensity of use of the Leased Premises (in contrast to the general office/laboratory use allowed under the Permitted Uses), or LESSEE’s negligence or willful misconduct or that of its employees, agents or independent contractors.

9.	Fire and General Insurance Requirements.

LESSEE shall not permit any use of the Leased Premises which will make voidable, increase any premium, or decrease any insurance on the Building and property of which the Leased Premises are a part, or on the contents of said Building, or which shall be contrary to any law, regulation, or order from time to time to established or issued by the local Fire Department, or any similar body, or any restriction contained in any of LESSOR’s insurance policies as to the Building and property provided, however that LESSOR hereby represents and warrants that the Permitted Uses contemplated hereunder shall not violate any of the foregoing regulations or restrictions as of the Delivery Date. LESSEE shall, within ten (10) days of demand, reimburse LESSOR all extra insurance premiums caused by LESSEE’s particular use of the Leased Premises (as opposed to Permitted Uses generally). After prior notice to LESSEE and an opportunity to cure, LESSEE shall pay LESSOR if LESSOR incurs any extraordinary costs or expenses to maintain the Leased Premises or any Building equipment servicing the same incurred as a direct result of LESSEE’s vacating the Leased Premises or allowing the same to remain unoccupied for any extended periods of time during the Lease Term.

10.	Maintenance of Leased Premises.

LESSOR shall be responsible for all exterior and structural maintenance of the Leased Premises (including without limitation exterior plate glass), the maintenance and repair of the Building, including without limitation the roof and foundation of the Building of which the Leased Premises are a part, and for the maintenance, repair and replacement of all common areas serving the Premises, and LESSOR’s heating and cooling equipment, doors, locks, plumbing, and electrical wiring, and other Building systems serving the Premises and common areas of the Building; except for damage caused by the malicious, willful, or negligent acts of LESSEE, and chemical, water or corrosion damage from any source within the control of LESSEE (subject to the last paragraph of Section 17). Additionally, LESSOR warrants to repair or replace (in LESSOR’s discretion in each instance) major components of the “Premises Specific Mechanical Equipment”, which consists of: (i) the make-up air units in the laboratory area of the Leased Premises, and (ii) the exclusive supplemental HVAC units in the laboratory and office areas; from the Commencement Date forward ( provided the same remain in good working order and condition during and at the end of the Bluebird / Dimensions Sublease; responsibility for which to be as determined under the Bluebird Lease up to the Commencement Date). In the discharge of LESSOR’s responsibility for the Premises Specific Mechanical Equipment, LESSOR shall have the option to contract with a reputable service provider for a comprehensive preventative maintenance service plan, the cost and expense of which (as relates to the Leased Premises) shall be borne by LESSEE and promptly paid upon separate invoicing by LESSOR. Consequently, LESSOR’s only warranty as to the Premises Specific Mechanical Equipment shall be for extraordinary major component failure and repair, and not for usual and ordinary maintenance and repairs.

LESSEE agrees to maintain at its expense all other elements and components of the Leased Premises in the same condition as they are at the Delivery Date, normal wear and tear and damage by fire or casualty only excepted, and whenever necessary, to replace light bulbs, interior plate glass and other glass therein, acknowledging that the Leased Premises upon delivery under the Bluebird / Dimensions Sublease, the Leased Premises) are in good order and repair and the light bulbs and glass whole. LESSOR shall be responsible for the periodic inspection, maintenance and repair of all Premises Specific Mechanical Equipment in the Leased Premises throughout the Lease Term (with direct separate charges passed on to the LESSEE), and LESSOR may retain the services of an outside third party maintenance contractor toward this end. LESSEE will properly control or vent all solvents, degreasers, and the like and shall not cause the area surrounding the Leased Premises to be in anything other than a neat and clean condition, depositing all waste in appropriate receptacles. LESSEE shall not permit the Leased Premises to be overloaded, damaged, stripped or defaced, suffer any waste of the Leased Premises. Any maintenance which is the responsibility of LESSOR and which is necessitated by some specific aspect of LESSEE’s negligent or reckless use of the Leased Premises shall be at LESSEE’s expense (subject to the last paragraph of Section 17).

All maintenance provided by LESSOR shall be performed as reasonably required at LESSOR’s discretion and except for emergencies, during LESSOR’s normal business hours. LESSEE shall be solely responsible for maintenance and operation of any and all of its systems installed by the LESSEE and shall waive any and all claims against LESSOR for any damage, impairment, or loss relative to these systems unless such damage is caused by the acts or negligent or reckless acts of LESSOR. Specifically, LESSEE shall maintain, at its sole expense, and pay all charges for electrical service and use of all LESSEE’s equipment associated with its operation.

LESSOR shall provide: (a) for maintenance, repair and upkeep for the landscaping on the property; (b) janitorial services in the common areas; (c) hot and cold water for lavatories, restrooms, kitchenettes and potable water; and (d) its standard security system into the Building, with LESSEE to be responsible for the installation, monitoring, maintenance and repair of its own security system into the Leased Premises from the adjacent common areas, and to coordinate the means of emergency access/egress to and from the Leased Premises with LESSOR, and with LESSOR to reasonably cooperate with LESSEE to the extent practicable (without any additional cost to LESSOR).

11.Delivery of Leased Premises to LESSEE - LESSEE’s Alterations to Leased Premises - LESSEE’s Rights to Certain Systems and Equipment.

(a)Initial Delivery, Possession and Occupancy of the Leased Premises. The Leased Premises are to be delivered to LESSEE initially under the Bluebird Dimensions Sublease as contemplated in Section 1 hereof. Consequently, LESSEE will be in possession and occupation thereof as of the Commencement Date of this Lease. LESSOR shall not have any obligations to make any improvements to the Leased Premises as of the Commencement Date hereof.

(b)LESSEE Improvements to the Leased Premises. LESSEE, whether during the time it is in possession and occupation of the Leased Premises under the Bluebird / Dimensions Sublease or after the Commencement Date, shall not make any structural alterations or additions of any kind to the Leased Premises, but may make nonstructural alterations provided LESSOR consents thereto in writing, said consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, LESSEE may make alterations within the Leased Premises which are solely cosmetic in nature without LESSOR’s consent. Plans and specifications for any of LESSEE’s potential improvements requiring LESSOR’s consent shall be submitted by LESSEE to LESSOR in each instance, in advance of any proposed work, in sufficient detail and scope to enable LESSOR to make a reasonable determination thereon. All such allowed alterations (“LESSEE’s Improvements”) shall be at LESSEE’s expense and shall be in quality at least equal to the present construction. If LESSOR performs any services for LESSEE in connection with such alterations or otherwise, LESSEE shall reimburse LESSOR for LESSOR’s actual and reasonable out-of-pocket costs for such services and any invoice therefor will be promptly paid. LESSEE shall be responsible to use such contractors as will ensure harmonious labor relations in the Building and on the site; and to prevent strikes, work stoppages, picketing and other labor actions. LESSEE shall submit a list of its contractors to LESSOR in advance. LESSEE shall provide LESSOR with acceptable general liability and builder’s risk insurance certificates naming LESSOR and its lender as additional named insureds prior to the commencement of any work by LESSEE. LESSEE shall not permit any mechanics liens, or similar liens, to remain upon the Leased Premises in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released, removed or bonded forthwith without cost to LESSOR. Any alterations completed by LESSEE, including, without limitation, window blinds or other window treatment, shall be building standard unless LESSOR expressly agrees otherwise. Any and all installations by LESSEE shall become a part of the Leased Premises and LESSEE shall not remove the same either during the Term or at the expiration or earlier termination of this Lease, unless directed to do so by LESSOR at the time such Alterations are approved; except that LESSEE shall have the right to remove any hardwired or hard-plumbed equipment purchased, paid for and installed by LESSEE itself, such as chemical fume hoods, as long as LESSEE restores the Leased Premises to the condition that it was in prior to the installation of such equipment. Notwithstanding the foregoing or any provision to the contrary contained herein LESSEE shall retain title to and be entitled to remove any movable office furniture, equipment, trade fixtures, and other personal property at the Premises, provided the Leased Premises and any common areas impacted thereby are restored to their original condition prior to such installations. LESSOR shall have the right at any time to change the arrangement of parking areas, stairs, walkways or other common areas of the Building of which the Leased Premises are a part, provided such changes do not interfere with LESSEE’s use of the Leased Premises or access to such areas and facilities (including, without limitation, the Building and the Premises), or any other right of LESSEE hereunder.

(c)Shared Use of Certain Laboratory Support Systems. LESSEE shall have the right to share in the use of certain existing laboratory support systems (owned by LESSOR), including the compressed air/vacuum, during LESSEE’s occupancy under the Bluebird / Dimensions Sublease and during the Lease Term, as they are currently servicing, shared, and used by other tenant(s) on the fourth and fifth floors of the Building. If LESSEE elects to use said systems: (i) LESSEE shall be responsible to share in the costs and expenses of repairs, maintenance, servicing and operation thereof, pro rata with other actual users; (ii) LESSOR shall replace capital components of such laboratory support systems so provided (duly depreciated by LESSOR over the useful life of said equipment, with the annual depreciation to be passed on to the users thereof during that year and allocated pro rata to them, payable separately to LESSOR upon invoice) and (iii) LESSEE shall enter into LESSOR’s standard side agreement with respect thereto (attached hereto as Exhibit E). LESSOR shall ensure that said shared laboratory systems remain available to LESSEE for its shared use during LESSEE’s occupancy under the Bluebird / Dimensions Sublease and throughout the Lease Term. LESSOR does not provide any representations or warranties relative to LESSEE’s election to use or not use any of the shared laboratory support systems above, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’s actual use of said systems or the suitability or performance of any of the equipment comprising said systems or related thereto, LESSEE to be solely responsible therefor at its sole risk.

(d)LESSEE’s Option to Locate, Install and Use Certain Equipment and Systems. During the Lease Term LESSEE shall have the option to procure and install, at its sole cost and expense in all instances, additional HVAC equipment, antennas, satellite dishes and related accessory equipment and connections on the roof of the Building, in locations that LESSOR deems acceptable in its discretion, and to tie-in said equipment to the Leased Premises through areas of the Building that LESSOR deems acceptable in its discretion. LESSOR does not provide any representations or warranties relative to LESSEE’s determination as to the foregoing, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’s selection, placement, use or operation of the same, or the suitability or performance of any of such equipment or installations; LESSEE to be solely responsible therefor at its own risk.

(e)LESSEE’s Shared Use of Emergency Generator. LESSEE shall have the right to share in the use of the existing gas fired emergency generator and controller currently installed and covering the Leased Premises, with other users on the fourth and fifth floors of the Building, during LESSEE’s occupancy under the Bluebird / Dimensions Sublease and during the Lease Term. If LESSEE elects to use said emergency generator: (i) LESSEE shall be responsible to share in the costs and expenses of repairs, maintenance, servicing and operation thereof, pro rata with other actual users; (ii) LESSOR shall replace capital components of said emergency generator so provided (duly depreciated by LESSOR over the useful life of said equipment, with the annual depreciation to be passed on to the users thereof during that year and allocated pro rata to them, payable separately to LESSOR upon invoice) and (iii) LESSEE shall enter into LESSOR’s standard side agreement with respect thereto (attached hereto as Exhibit E-l ). LESSOR does not provide any representations or warranties relative to the foregoing, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’s actual use of said emergency generator or the suitability or performance of said emergency generator; LESSEE to be solely responsible therefor at its sole risk, and LESSEE confirming that it has inspected the emergency generator to its satisfaction prior to the execution of this Lease and accepts the same in its current operating condition. LESSEE shall be solely responsible for the maintenance and operation of the emergency generator (on the shared basis stated above) during LESSEE’s occupancy under the Bluebird / Dimensions Sublease and during the Lease Term. Alternatively, upon written request from LESSEE, LESSOR shall designate a location, to be mutually agreeable to LESSOR and LESSEE, for LESSEE to install, maintain, repair and operate its own separate emergency generator at LESSEE’s sole cost and expense.

(f)LESSEE’s Exclusive Use of Acid Neutralization System. LESSEE shall have the exclusive right to the use of the acid neutralization system currently installed for the Leased Premises, during LESSEE’s occupancy under the Bluebird / Dimensions Sublease and during the Lease Term. LESSOR does not provide any representations or warranties relative to the foregoing, nor shall LESSOR be responsible, directly or indirectly, for any consequences arising from LESSEE’s actual use of said acid neutralization system, or the suitability or performance of said acid neutralization system; LESSEE to be solely responsible therefor at its sole risk, and LESSEE confirming that it has inspected the acid neutralization system to its satisfaction prior to the execution of this Lease and accepts the same in its current operating condition. LESSEE shall be solely responsible for the maintenance and operation of the acid neutralization system during LESSEE’s occupancy under the Bluebird / Dimensions Sublease and during the Lease Term.

(g)LESSEE’s Responsibility for Permits. During the Lease Term LESSEE shall be solely responsible to apply for and procure and maintain any and all permits and government authorizations for its installation, operation and use of any of the equipment and systems set forth above in this Section 11 (e.g. MWRA permit for the acid neutralization system, etc.); and shall indemnify the LESSOR for any and all damages arising from its failure to do so.

12.	Assignment and Subletting.

LESSEE covenants and agrees that neither this Lease nor the Term and estate hereby granted, nor any interest therein will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Leased Premises, nor any part thereof, will be encumbered in any manner by reason or by act or omission of LESSEE, or used or occupied, or permitted to be used or occupied, by anyone other than LESSEE, its servants, agents, contractors and employees, or for any use or purpose other than as above stated, or be sublet, without in each case LESSOR’s prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, LESSOR’s prior written consent shall not be required for any assignment or sublet to a wholly or majority owned affiliate or subsidiary of the LESSEE, or any entity succeeding to LESSEE as a direct result of a merger or consolidation, acquisition, asset or stock transfer, or issuance of stock by LESSEE (“Permitted Transfer”).

The grounds upon which LESSOR may reasonably withhold its consent are as follows:

(i)The prospective assignee’s or sub-lessee’s intended use of the Premises does not conform to the permitted uses set forth in the Lease; or,

(ii)The nature, character, class and standards of the prospective assignee’s or sublessee’s business will not be consistent with those of other lessees in the Building or will not conform to the mix of other lessees in the Building at that time; or,

(iii)The financial strength and reliability of the prospective assignee or sublessee, excluding any additional personal or corporate guarantees, is not sufficient, in LESSOR’s reasonable business judgment, to meet all of such prospective assignee’s or sublessee’s obligations to be performed as of and from the date of said assignment or sub-letting. The prospective assignee or sub-lessee must produce to LESSOR’s accountants a verified and current audited financial statement, (or if none has been prepared by said prospective assignee within the past three years, a CPA certified current financial statement), and such other documentation as is material in making such determination; which shall be kept confidential by them; or,

(iv)The operations of the prospective assignee or sub-lessee will violate any exclusive or other rights given any other lessees in the Building; or

(v)The failure of LESSOR’s mortgage lender(s) to consent, if such consent is required under LESSOR’s financing documents.

Except in the case of a Permitted Transfer, LESSOR, in addition to Annual Base Rent and all Additional Rent hereunder, shall be entitled to fifty (50%) percent of the full amount of any and all sums actually collected by LESSEE, in whatever form, attributable to or arising from the permitted subletting or assignment, after deduction for LESSEE’s reasonable costs incurred in connection with the subletting or assignment, including alterations or improvements, marketing costs and reasonable brokerage commissions and/or reasonable legal costs actually incurred, (herein, “Rent Mark-Up”).

Notwithstanding LESSOR’s consent to the assignment or subletting, as contemplated above, LESSEE shall remain primarily liable to LESSOR for the payment of all Rent and for the full performance of the covenants and conditions of this Lease; and, upon a default by LESSEE hereunder, LESSOR may collect all sums due as Rent directly from the assignee/subtenant.

Notwithstanding the foregoing, in the event that LESSEE desires to sublet the Leased Premises, other than in connection with a Permitted Transfer, it shall in each instance notify the

LESSOR in writing, stating the intended effective date of the proposed sublet (which shall not be less than 60 days from the date of said notice to LESSOR). Subject to the preceding sentence, if the proposed sublease itself (or cumulatively with other approved subleases) accounts for the sublease of greater than fifty (50%) percent of the area of the Leased Premises, then LESSOR shall have a period of fifteen (15) days from the date it receives such notice to exercise an election to take back the Leased Premises being offered for sublease, in LESSOR’s sole discretion and without any obligation to so elect, whatsoever, notwithstanding the circumstances, and without prejudice to or waiver of any of LESSOR’s rights or LESSEE’s continuing obligations hereunder. LESSEE shall provide LESSOR with all reasonably material information relative to LESSOR making an informed decision concerning said sublet, immediately upon LESSOR’s request. If LESSOR elects to take back the Leased Premises so offered for sublease, it shall send written notice thereof to LESSEE within such fifteen (15) day period; and LESSEE shall be irrevocably bound to surrender and vacate the Leased Premises as if the Term of the Lease had expired on the date LESSEE had set to vacate as appears in the LESSEE’s initial notice to LESSOR; and provided LESSEE vacates and surrenders on said date, without being in default (of which LESSEE has been provided written notice) of any provision hereof as of said date, this Lease shall be null and void and without recourse to either party hereto with respect to the Leased Premises (but for terms and conditions contemplated herein to survive termination of this Lease). LESSEE shall not be entitled to any payments, commissions, credits, offsets, or any kind or nature arising from said sublet, nor shall any individual or entity acting by, through, or under LESSEE be so entitled. Once an election is made by LESSOR, LESSEE shall be subject to the penalties for holding over set forth in this Lease, if it fails to vacate and surrender the leased Premises by the date LESSEE had set to vacate as appears said notice, or if it fails to discharge (or cause its lenders or others with which LESSEE has dealt to discharge) any and all recorded liens or other encumbrances, notices, or restrictions on its leasehold or contractual interest in and to the affected portion of the Premises as of said date. Nothing in this paragraph shall require LESSOR to make an election to take back the Leased Premises and nothing in the aforesaid process shall relieve LESSEE of its liability under this Lease should LESSOR elect not to take back the Leased Premises.

13.	Subordination.

This Lease shall be subject and subordinate to any and all mortgages and related documents placed on the Building, Leased Premises or the real property in existence as of the date hereof or coming into existence at any time hereafter, without necessity for any confirming documentation. LESSOR shall use commercially reasonable efforts (which shall not be deemed to include the payment or expenditure of any sums whatsoever) to obtain a Subordination, Non-Disturbance and Attornment Agreement from its present and future mortgagees, in form and substance as typically issued by each such mortgage lender(s); but LESSOR shall not be liable to LESSEE in any manner (nor shall any of LESSEE’s full and timely performance under this Lease be conditioned, waived, excused or altered in any manner whatsoever) if no SNDA is forthcoming, or if any of the terms and conditions of the same are not deemed acceptable.

14.	LESSOR’s Access to Leased Premises.

LESSOR or agents of LESSOR may at reasonable times and upon reasonable notice (except in case of emergency) enter to view the

Leased Premises and may remove any signs not

approved and affixed as herein provided, and may make repairs and alterations as LESSOR is permitted to perform under this Lease and repairs which LESSEE is required but has failed to do (but only after notice and an opportunity to repair being provided to LESSEE), and may show the Leased Premises to prospective mortgagees and appraisers, and during the last nine (9) months of the Term to brokers, and others and to prospective tenants. Additionally, to the extent necessary to service other portions of the Premises or the common areas or other tenant spaces in the building; LESSOR may add, relocate, or maintain a chase, pipes, conduits, or ducts, within the Premises provided the aforesaid do not materially interfere with LESSEE’s use of the Premises or its aesthetics. If any such addition or relocation reduces the space available for use by LESSEE, the amount of Annual Base Rent and LESSEE’s Allocable Percentage for Operating Expenses and Taxes shall be reduced accordingly. Any entry by LESSOR onto the Premises for this purpose shall be done in such manner as to minimally interfere with the business conducted thereon by LESSEE, and undertaken with reasonable steps to protect LESSEE’s property. Notwithstanding anything contained herein to the contrary, except in cases of emergency, LESSOR or any of its agents or employees shall not enter the laboratory portion of the premises unless accompanied by an authorized representative of LESSEE (except LESSOR may enter at reasonable times during the last nine (9) months of the tenancy to show the Leased Premises to prospective tenants, and may enter at reasonable times throughout the Term of this Lease to show the premises to prospective lenders or purchasers; and in each case LESSEE shall reasonably accommodate such requests). LESSEE shall comply with all security and safety measures enacted by LESSEE in connection with the laboratory space.

15.	Snow Removal.

LESSOR will be responsible for the removal or other treatment of snow and ice on walkways, sidewalks, entryways and parking areas. Notwithstanding the foregoing however, LESSEE shall hold LESSOR harmless from and against claims by LESSEE’s agents, representatives, employees or business invitees for damage or personal injury resulting in any way from snow or ice on any area serving the Building, provided LESSOR has performed this obligation absent LESSOR’s negligence or willful misconduct.

16.	Access and Parking.

LESSEE shall be granted the right, at current market rates (which may be increased from time to time to reflect market increases), to park up to twelve (12) motor vehicles in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces, or on a valet basis, which LESSOR in its sole discretion shall designate from time to time. LESSEE may, by providing thirty (30) days prior written notice (which must be effective as of the first calendar day of the next successive month after notice is given), increase or decrease the number of spaces it uses (up to the maximum of twelve (12) from time to time. The initial parking rate therefor shall be $ 225 per month, per car, which monthly rate may be changed by LESSOR in its discretion subject to and reflective of periodic market changes in accordance with this paragraph. All payments for these parking rights shall be considered to be Additional Rent under this Lease. The Building garage, plus any stairs, walkways or other means of ingress or egress controlled by the LESSOR shall not in any case be considered extensions of the Leased Premises. LESSEE will not obstruct in any manner any portion of the Building or the walkways or approaches to the Building, and will conform to all reasonable and nondiscriminatory rules now or hereafter made by LESSOR for parking, and for the access and egress, security, care, use, or alteration of the Building, its facilities and approaches in connection with such parking, provided the same do not decrease LESSEE’s parking rights hereunder. LESSEE further agrees that LESSEE will use reasonable efforts to not permit any employee or visitor to violate this or any other covenant or obligation to LESSEE. No vehicles shall be stored or left in any parking area for more than three nights without LESSOR’s written approval. Unregistered or disabled vehicles, or storage trailers of any type, may not be parked overnight at any time. LESSEE agrees to assume all expense and risk for the towing of any misparked vehicle belonging to LESSEE or LESSEE’s agents, employees, business invitees, or callers, at any time. For the purpose of this section the term “space” shall mean general access for one motor vehicle. All vehicles shall be parked and left on the premises at their owners’ sole risk and LESSOR shall not be liable for any damages caused to said vehicles while they are parked or left on the premises, unless caused by its negligence or willful misconduct.

17.	Liability Insurance.

Except to the extent caused by or arising as a result of the negligence or willful misconduct of Lessor or its agents, contractors or employees, LESSEE shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever occurring in or on the Leased Premises from whatever cause arising, and damage to property to whomsoever belonging arising out of the use, control, condition or occupation of the Leased Premises by LESSEE; and LESSEE agrees to indemnify and save harmless LESSOR from any and all liability, reasonable expenses, damage, causes of action, suits, claims or judgments caused by or in any way growing out of any matters aforesaid. LESSOR shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever occurring in or on the Leased Premises, Building, or the property on which the Building is located resulting or arising from any negligent act or omission by LESSOR, and damage to property to whomsoever belonging arising out of any negligent act or omission by LESSOR; and LESSOR agrees to indemnify and save harmless LESSEE from any and all liability, reasonable expenses, damage, causes of action, suits, claims or judgments caused by or in any way growing out of any matters aforesaid. LESSEE will secure and carry at its own expense a commercial general liability policy insuring LESSEE, LESSOR (and its lenders and any other entity reasonably requested in writing by LESSOR) against any claims based on bodily injury (including death) arising out of the condition of the Leased Premises or their use by LESSEE, such policy to insure LESSEE, LESSOR and said other entities against any claim up to Two Million ($2,000,000.00) Dollars per occurrence for personal injury or damage to property. LESSOR and its lenders shall be included in such policy as additional insureds. LESSEE will promptly file with LESSOR certificates showing that such insurance is in force, and thereafter will file renewal certificates prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least thirty (30) days prior written notice, except in the event of cancellation for non payment of premium, whereby ten (10) days’ prior notice will be provided to each insured named therein.

LESSOR shall maintain in full force from the date upon which LESSEE first enters the Premises for any reason, throughout the Term, a policy of insurance upon the Building insuring against all risks of physical loss or damage under an All Risk coverage endorsement in an amount at least equal to the full replacement value of the Building insured, with an Agreed

Amount endorsement to satisfy co-insurance requirements, as well as insurance against breakdown of boilers and other machinery as customarily insured against. LESSOR shall supply to LESSEE from time to time upon request of LESSEE certificates of all such insurance issued by or on behalf of the insurers named therein by a duly authorized agent.

LESSOR and LESSEE waive all rights of recovery against the other and its respective officers, partners, members, managers, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building which is required to be insured by such party hereunder. Each party shall notify the insurance carrier that the foregoing waiver is contained in this Lease and shall obtain an appropriate waiver of subrogation provision in the policies.

18.	Fire, Casualty, Eminent Domain.

Should a substantial portion of the Leased Premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain (in either case such that restoration of the Premises within six (6) months after such event is not practicable), LESSOR or LESSEE may elect to terminate this Lease by written notice. When such fire, casualty, or taking renders the Leased Premises substantially unsuitable for their intended use and no termination has been elected, a just and proportionate abatement of rent shall be made, and LESSEE may elect to terminate this Lease if: (a) LESSOR fails to give written notice within ninety (90) days of intention to restore Leased Premises, or (b) LESSOR fails to restore the Leased Premises to a condition substantially suitable for their intended use within one hundred eighty (180) days of said fire, casualty or taking. LESSOR reserves all rights for all damages or injury to the Leased Premises for any taking by eminent domain; except for damage to LESSEE’s moveable fixtures, property or equipment, or moving expenses, which are specifically allocated to LESSEE by the taking authority or arbitrators.

19.	Brokerage.

LESSEE and LESSOR each warrants and represents to the other that they have dealt with no broker or third person with respect to this Lease or the Leased Premises or Building entitled to a commission as a result of this Lease, other than Transwestern RBJ as LESSEE’s representatives, whose fees shall be paid by LESSOR pursuant to a separate written agreement with LESSOR; and LESSOR and LESSEE each agree to indemnify and hold harmless the other from any fees, expenses, or damages arising from breach of the above warranty.

20.	Signage.

LESSEE shall have the right to have its name included at LESSOR’s expense in any central directory maintained by LESSOR listing the Building’s other tenants. LESSOR authorizes LESSEE, if desired, to display one sign on LESSEE’s office entrance door (at LESSEE’s expense) consistent with similar signs of other tenants, and one sign at a mutually determined and agreed location off the elevator on the fourth (4th) floor consistent with similar signs in the Building.

21.	Default.

In the event that: (a) LESSEE shall default in the payment of the Security Deposit Amount or any installment of Annual Base Rent or any Additional Rent, and such default shall continue for five (5) days after written notice thereof; or (b) LESSEE shall default in the observance or performance of any other of LESSEE’s covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof; provided, however, that if such failure cannot reasonably be cured within such 30-day period, then LESSEE shall not be in default if, and so long as, LESSEE commences such cure within such 30-day period and thereafter diligently pursues such cure to completion ( provided there is no material interference with the operations of the Building or any tenant therein during such protracted cure period); (c) LESSEE shall be declared bankrupt or insolvent according to law, or if any voluntary or involuntary petition for bankruptcy is filed against LESSEE and not discharged within ninety (90) days from filing; or if any assignment shall be made of LESSEE’s property for the benefit of creditors; then, while such default continues, and without demand or further notice (other than as may be required by law), LESSOR shall have the right to reenter and take complete possession of the Leased Premises, to declare the term of this Lease ended, and to remove LESSEE’s effects, without being guilty of any manner of trespass and without prejudice to any remedies which might be otherwise used for arrears of rent and other default of breach of covenant. LESSEE shall indemnify LESSOR against all loss of Rent and other payments, which LESSOR may incur by reason of such termination during the remainder of the term, it being expressly understood that LESSOR shall use reasonable efforts to relet the Leased Premises and collect all rents from such reletting. If LESSEE shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on LESSEE’s part to be observed or performed under or by virtue of any one of the provisions in any section of this Lease, LESSOR, without being under any obligation to do so and without thereby waiving such default, may after the expiration of any applicable cure period, remedy same for the account and at the expense of LESSEE, (including but not limited to application of any or all of the Security Deposit held by LESSOR). If LESSOR pays or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of eight (8%) percent per annum and costs, shall be paid to LESSOR by LESSEE as additional rent. Upon default of this Lease by LESSEE (after the expiration of any applicable grace or cure period), and because the payment of Rent in Monthly installments is for the sole convenience of LESSEE, the entire balance of Rent which would accrue hereunder shall, at the option of the LESSOR, become immediately due and payable; subject however to LESSOR’s obligation to use reasonable efforts to mitigate its damages occasioned by said default. LESSEE shall be responsible to pay reasonable attorneys fees incurred by LESSOR in any successful action by LESSOR for delinquent Rent or in the case of liquidated damages as aforesaid; and otherwise both LESSOR and LESSEE shall be entitled to such reasonable attorneys fees as a court of competent jurisdiction may award as part of its final judgment in the event of any dispute involving damages, injunctive relief or specific performance by either.

Notwithstanding any provision to the contrary contained herein, (i) in no event shall LESSEE be responsible for punitive or consequential damages incurred by LESSOR as a result of any act (or failure to act) by LESSEE, and (ii) in no event shall LESSOR be responsible for punitive or consequential damages incurred by LESSEE as a result of any act (or failure to act) by LESSOR.

22.	Notices.

Any notice from LESSOR to LESSEE relating to the Leased Premises or to the occupancy thereof shall be deemed duly served if sent to the Leased Premises by either certified mail, return receipt requested, postage prepaid, or by recognized overnight commercial delivery service (e.g. FedEx), addressed to LESSEE at the Leased Premises. Any notice from LESSEE to LESSOR relating to the Leased Premises or to the occupancy thereof shall be deemed duly served if delivered to LESSOR by certified mail, return receipt requested, postage prepaid, or by recognized overnight commercial delivery service (e.g. FedEx), addressed to: Rivertech Associates II, LLC (Attn: Dan Garvey, CFO) c/o The Abbey Group 575 Boylston Street, Boston, Massachusetts 02116, with a copy to Christopher C. Tsouros, Esq., Posternak Blankstein & Lund LLP Prudential Tower 800 Boylston Street Boston, Mass. 02199. Notices shall be deemed given at the earlier of the date of actual delivery, or if by certified mail, three (3) business days after posting with the U.S. Postal Service. Time is of the essence in delivery of any notice, and the performance of any obligations relating thereto. Either party may designate a different address to which notice is to be sent by providing a notice of address change to the other in accordance with this Section 22. Prior to the Delivery Date, LESSEE’s notice address shall be LESSEE’s address set forth at the beginning of this Lease.

23.	Lessee’s Occupancy.

In the event that LESSEE remains in any part of the Leased Premises after the agreed termination date of this Lease without the written permission of LESSOR, then all other terms of this Lease shall continue to apply during such holdover, except that LESSEE shall be liable to LESSOR for any loss, damages or expenses incurred by LESSOR, and all Annual Base Rent shall be due in monthly installments at a rate if two hundred (200%) percent of that which would otherwise be due under this Lease, it being understood between the parties that such extended occupancy as a tenant at sufferance.

24.	Rules and Regulations.

LESSEE and LESSEE’s servants, employees, agents, invitees and licensees shall observe faithfully and comply strictly with such reasonable and non-discriminatory rules and regulations governing the use of the Building and site and all common areas as LESSOR may from time to time, adopt, provided that a copy of such rules and regulations has been delivered to LESSEE.

25.	Outside Area Limitations.

No goods or things of any type or description shall be held or stored outside the Leased Premises at any time without the express written approval of LESSOR, except bicycles which shall be stored only in the bicycle rack to be provided by LESSOR.

26.	Environmental Compliance.

LESSEE will so conduct and operate the Leased Premises as not to interfere in any way with the use and enjoyment of other portions of the same or neighboring buildings by others, by reason of offensive odors, smells, noise, accumulation of garbage or trash, vermin or other pests or otherwise and will, at its expense, employ a professional pest control service if necessary as a result of LESSEE’s operations. LESSEE agrees to maintain efficient and effective device for preventing damage to heating equipment from harmful solvents, degreasers, cutting oils, and the like, which may be used within the premises. Except in accordance with applicable laws and except as otherwise provided herein, no hazardous wastes, radioactive materials or chemical or harmful biological agents or materials of any sort shall be stored or allowed to remain within the Leased Premises at any time, without LESSOR’s prior notice and consent, which consent shall not be unreasonably withheld or delayed.

Prior to vacating the Leased Premises at the end of the Term (or any applicable extension), or sooner in the event of a default hereunder, LESSEE at its sole cost and expense shall provide LESSOR and Owner with an environmental audit by qualified environmental engineering firm reasonably satisfactory to LESSOR (the “Exit Study”), showing the then existing environmental condition of the Leased Premises to be free from any harmful hazardous materials or contaminants, for which LESSEE is responsible (predicated upon LESSOR’s and LESSEE’s receipt of an acceptable exit study from Bluebird Bio, Inc. with the date of Bluebird Bio Inc.’s report marking the start of LESSEE’s responsibilities.

27.	Responsibility.

Neither LESSOR nor LESSEE shall be held liable to anyone for loss or damage caused in any way by the use, leakage or escape of water or, except as otherwise provided herein, for cessation of any service rendered customarily to said Leased Premises or buildings or agreed to by the terms of this Lease, due to labor difficulties, weather conditions, or mechanical breakdowns, to trouble or scarcity in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said Building, or to any cause beyond such party’s reasonable control.

28.	Surrender.

Subject to and without limiting Section 11 above, LESSEE shall at the expiration or other termination of this Lease remove all of LESSEE’s goods and effects from the Leased Premises. Subject to and without limiting Section 11 above, LESSEE shall deliver to LESSOR the Leased Premises and all keys, locks, thereto, and other fixtures and equipment connected therewith, and all alterations, additions and improvements made to or upon the Leased Premises, including but not limited to any offices, partitions, cold room, plumbing and plumbing fixtures, air conditioning equipment and ductwork of any type, exhaust fans or heaters, burglar alarms, telephone wiring, wooden or metal shelving which has been bolted, welded or otherwise attached to any concrete or steel member of the Building, compressors, air or gas distribution piping, cabinetry, overhead cranes, hoists, trolleys or conveyors, counters or signs attached to walls or floors, and all electrical work, including but not limited to lighting fixtures of any type, wiring, conduit, EMT, distribution panels, bus ducts, raceways, outlets and disconnects, and excluding the compressors, and any built-in component work stations that LESSEE may install during the term, but excluding any Alterations designated under Section 11 at the time of their approval to be removed by LESSEE and further excluding any hard-wired or hard-plumbed equipment purchased, paid for and installed by LESSEE, such as chemical fume hoods, as long as LESSEE restores the Leased Premises to the condition that it was in prior to the installation of such equipment. LESSEE shall deliver the Leased Premises reasonable wear and tear and damage by fire or other casualty only excepted. In the event of LESSEE’s failure to remove any of LESSEE’s property from the premises, LESSOR is hereby authorized, without liability to LESSEE for loss or damage thereto and at the sole risk of LESSEE to remove and store any such property at LESSEE’s expense, or to retain same under LESSOR’s control or to sell at public or private sale, without notice, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property which shall be conclusively deemed to have been abandoned.

29.	Quiet Enjoyment.

So long as this Lease is in full force and effect, LESSEE shall quietly enjoy the Leased Premises without hindrance or molestation by LESSOR or any party claiming by, through or under LESSOR or any party claiming a superior interest to the LESSOR.

30.	Miscellaneous Provisions.

The invalidity or unenforceability of any provision of this Lease shall not affect or render invalid or unenforceable any other provision hereof. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that LESSOR shall be liable only for obligations occurring while LESSOR is landlord hereunder. The obligations of LESSOR and LESSEE hereunder shall not be binding upon any director, officer, shareholder, partner, Trustee or beneficiary of such party. Notwithstanding the definition herein of “Commencement Date”, “Termination Date”, or “Term”, or LESSOR’s obligations to deliver the Premises, this Lease shall be binding and enforceable as against the parties hereto as of the date of its execution.

31.	Waivers and Legal Limitations.

No consent or waiver, express or implied, by LESSOR or LESSEE, to or of any other breach of the other party of any covenant, condition or duty of that party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. If LESSEE is several persons or a partnership, LESSEE’s obligations are joint or partnership and also several. “LESSOR” and “LESSEE” mean the person or persons, natural or corporate, named above as LESSOR and as LESSEE respectively, and their respective heirs, executors, administrators, successors and assigns. In any case where either party is required to do any act other than the payment of Rent, delays caused by or resulting from acts of god, war, civil commotion, acts of terrorism, fire, flood or other casualty, labor strikes or picketing, shortages of labor, materials or equipment, unusual or onerous government regulations, unusually severe weather or other causes beyond such party’s reasonable control shall not be counted in determining the time during which such act shall be completed, whether such time be designated as a fixed date, a fixed time, or a “reasonable time” and such time shall be deemed to be extended by the period of such delay.

32.LESSEE’s Acceptance of the Lease Premises, LESSEE’s Initial Improvements, and LESSOR’s Payment of a Tenant Allowance for LESSEE’s Initial Improvements

LESSEE is accepting the Leased Premises as of the date hereof under the Bluebird / Dimensions Sublease, and consequently LESSEE accepts the Leased Premises in its “AS/IS” condition in all respects and without representations or warranties of any kind or nature both now and as of the Commencement Date; except (i) LESSOR represents the Leased Premises currently, as of the execution of this Lease, conforms to LESSOR’s standard Building specifications and complies with applicable laws, codes and ordinances, including without limitation the Americans with Disabilities Act; (ii) all systems serving the Premises, including all shared equipment and systems, to the best of LESSOR’s knowledge are in good working condition as of the execution of this Lease and (iii) there shall be code compliant demising walls and common area corridors appurtenant to the Leased Premises (which are to be completed under the terms of the Bluebird / Kew Sublease), for which Bluebird shall be solely responsible to LESSEE.

Prior to taking occupancy of the Bluebird Dimensions Sublease Space, LESSEE shall deliver to LESSOR, Bluebird’s environmental exit report (as is required under the Bluebird Lease) showing that the Bluebird Dimensions Sublease Space is not in violation of any environmental laws or regulations and is free of any hazardous contaminants.

LESSEE shall have the right, at any time and from time to time during the period of the Bluebird Dimensions Sublease and up to the Commencement Date hereunder, to commence the design, construction and installation of certain initial improvements to the Leased Premises (“LESSEE’s Initial Improvements”), pursuant to the provisions and procedures governing LESSEE’s Improvements as set forth in Section 11 of this Lease.

Should LESSEE elect to perform any LESSEE’s Initial Improvements, it will notify LESSOR and follow the procedures for approval under Section 11 of this Lease. Additionally, as to any such LESSEE’s Initial Improvements, LESSEE shall be entitled to an allowance of up to Twenty Four Thousand Three Hundred Thirty ($24,330.00) Dollars (the “Tenant Improvement Allowance”), provided LESSEE submits a budget for LESSEE’s Initial Improvements in reasonable detail and acceptable to the LESSOR as of the LESSOR’s approval of LESSEE’s plans under Section 11 hereof (“LESSEE’s Budget”).

When LESSEE has incurred actual third party costs for the LESSEE’s Initial Improvements (inclusive of reasonable third party design, architectural, engineering and construction costs), LESSEE shall submit to LESSOR from time to time (but not more frequently than monthly, and not later than six (6) months after the Commencement Date, referred to herein as the “TI Requisition Period”) copies of all third party requisitions for payment received by LESSEE for which LESSEE seeks reimbursement (in each instance, the “Requisitioned Work”), together with a partial lien waiver executed by LESSEE’s general contractor (as applicable). LESSOR, within thirty (30) days following its receipt thereof, absent dispute, shall pay to LESSEE, from the Tenant Improvement Allowance an amount (the “Tenant

Allowance Payment”) attributable to the ratio that the Requisitioned Work bears to the total LESSEE’s Budget. For example, if the amount of the Requisitioned Work is twenty (20%) percent of the LESSEE’s Budget, then the Tenant Allowance Payment on the Requisitioned Work shall represent twenty (20%) percent of the Tenant Improvement Allowance. This process shall repeat as LESSEE submits for Requisitioned Work up to the total amount of the Tenant Improvement Allowance, but LESSOR shall incur no liability to LESSEE (or any other party) for any sums above the Tenant Improvement Allowance (as defined above). If any lien is filed arising out of or in connection with LESSEE’s Initial Improvements and such lien or encumbrance is not discharged, insured or bonded over or otherwise disposed of to LESSOR’s reasonable satisfaction within ten (10) days after LESSEE shall have actual knowledge of the filing or establishment thereof, then LESSOR shall have no further obligation to disburse any funds from the Tenant Improvement Allowance to LESSEE unless and until the same is so discharged or otherwise disposed, in addition to and not in lieu of LESSORS rights and remedies and LESSEE’s obligations on account thereof. LESSEE shall not be entitled to any unused portion of the Tenant Improvement Allowance that is not properly requisitioned or obligated to be paid as contemplated above.

33.	Estoppel Certificates.

Upon not less than fifteen days prior written request by either party, the other party shall execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect and that LESSEE has at the time of such statement no defenses, offsets or counterclaims against its obligations to pay Annual Base Rent and Additional Rent and any other charges (in the case of any such certificate to be delivered by LESSEE) and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Annual Base Rent and Additional Rent and other charges have been paid. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchase or mortgagee of the Premises, or any prospective assignee of any such mortgagee or, as applicable the LESSOR or LESSEE.

34.	Governing Law.

This Lease constitutes the full and complete agreement between the parties shall be construed under and according to the laws of the Commonwealth of Massachusetts. Any provision of this Lease which is deemed void or unenforceable shall not invalidate or render void or unenforceable the entire Lease.

35.	LESSEE’s Extension Option.

LESSEE, provided there is then no outstanding default under this Lease beyond applicable notice and cure periods (nor have there been any such defaults (even if cured) more than two (2) times within any twelve (12) month period), shall have the option to extend the Term of this Lease as to the Leased Premises, on the terms and conditions herein, for one (1) additional period of twenty four (24) months (herein, the “Extended Term”) at the then current “Market Rent” (including annual escalations thereon for each year of the extended term based on increases in the Consumer Price Index or fixed increases, as the case may be, as determined by then prevailing market forces), but no less than an amount equal to the Annual Base Rent per rentable square foot of Leased Premises space as of the end of the second Lease Year under this direct Lease (the “Extension Rent Floor”). Said Extended Term shall commence, subject to proper exercise of LESSEE’s option hereunder, on the Termination Date of the original Term (i.e. twenty four (24) full months from the Commencement Date), and shall terminate on that date which is twenty four (24) consecutive months after the original Termination Date. LESSEE shall exercise its option by delivering to LESSOR its written notice not later than nine (9) full months prior to the original Termination Date, time being of the essence (the “Extension Notice”). Once delivered, written notice to extend is irrevocable.

“Market Rent” as used herein shall be that rent charged for comparable first class research laboratory and office space in the mid-Cambridge submarket as of the end of the original Term. If, after good faith attempts prior to the expiration of the original Term, the LESSOR and LESSEE cannot agree on a figure representing Market Rent within thirty (30) days after LESSEE has delivered the Extension Notice, either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this section. Within fourteen (14) days of the request for arbitration, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston/Cambridge to serve as that party’s appraiser. Each appraiser shall be paid by the party selecting him or it. The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent (subject however, to the Extension Rent Floor). The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent. They shall each make their determination in writing (subject however, to the Extension Rent Floor), including a statement if such is the case, that they are at an impasse. Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor. The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston, who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Extension Rent Floor). The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Annual Base Rent and Additional Rent during any Extended Term shall be payable in advance, in equal monthly installments on the first day of each calendar month.

LESSEE in addition to the sums payable annually to LESSOR as Annual Base Rent, shall pay to LESSOR for each year of any Extended Term, as Additional Rent, LESSEE’s Allocable Percentage (as determined by the approximate total rentable space leased) for Operating Expenses, Real Estate Taxes and Utilities as contemplated in Sections 3, 4 and 7 hereof.

36.	Right of First Offer as to Contiguous Fourth Floor Space.

LESSEE, provided it is not then in default after notice and the expiration of any applicable cure period (and provided there have not been any such defaults (even if cured) more than two (2) times within any twelve (12) month period), is hereby entitled to receive advance written notice from LESSOR during the Term of this Lease (as it may be extended) that certain contiguous space on the fourth (4th) floor of the Building (the “Expansion Space”) will be offered to third parties for leasing (the “ROFO Notice”), which ROFO Notice shall set forth the “Expansion Space Market Rent” and other economic terms at which such space will be so offered.

LESSEE shall be entitled to receive a ROFO Notice and to exercise its ROFO Rights as set forth below, which exercise by LESSEE shall be pre-empted and superseded only by: (x) the exercise of any existing ROFO or expansion rights as to the Expansion Space (including rights to renew or extend its lease) that have been given to other tenants in the Building; or (y) LESSOR’s right (hereby reserved to LESSOR) to lease said Expansion Space to any third parties in conjunction with the leasing of any other space in the Building.

LESSEE shall have the right, within thirty (30) days from the delivery of LESSOR’s ROFO Notice, to elect to lease the Expansion Space, at the Expansion Space Market Rent and other economic terms specified in LESSOR’s notice, and otherwise on the terms of this Lease for a lease term coterminous with the Term governing the Leased Premises (but not less than thirty six (36) months), or to negotiate with LESSOR and to execute a binding letter of intent to lease said space at a Rent and on other terms and conditions mutually agreeable to LESSOR and LESSEE (the LESSEE’s “ROFO Rights”). If LESSEE shall not elect to lease such space or if no binding letter of intent with alternate Rent and terms is executed by LESSOR and LESSEE during that thirty (30) day period, for whatever reason, then LESSOR shall be free to market and lease the space offered by the ROFO Notice to any third party, in its sole discretion and without any continuing obligation to LESSEE under this Section 36 except as set forth below.

If LESSEE shall fail to elect to lease the Expansion Space offered by the ROFO Notice as aforesaid, then notwithstanding anything to the contrary contained in the preceding paragraph LESSOR may thereafter lease such space to any third party at a rent of not less than 90% of the Expansion Space Market Rent proposed to LESSEE in the applicable ROFO Notice; but if the proposed lease to any third party is less than 90% of the Expansion Space Market Rent proposed in the applicable ROFO Notice, or if LESSOR does not enter into a third party lease within three hundred sixty (360) days from the delivery of the ROFO Notice, then LESSOR shall be required to re-offer the space to LESSEE pursuant to this section.

Time is of the essence in the exercise of LESSEE’s ROFO Rights as set forth above.

[Execution Pages Follow]

IN WITNESS WHEREOF, LESSOR AND LESSEE have hereunto set their hands and seals and intend to be legally bound hereby as of the date first set forth above.

LESSOR

RIVERTECH ASSOCIATES II, LLC
By Rivertech Associates II, Inc.,
its duly authorized Manager

By:	/s/ Robert Epstein, President
Robert Epstein, President

LESSEE

DIMENSIONTHERAPEUTICS, INC.

By:	/s/ Thomas Beck
President

By:
Treasurer

RIVERSIDE TECHNOLOGY CENTER
FIRST LEASE AMENDMENT

TO THE LEASE BETWEEN

RIVERTECH ASSOCIATES II LLC AND DIMENSION THERAPEUTICS, INC.

This First Lease Amendment entered into this 22nd day of October, 2014 (the “First Amendment”) by and between Rivertech Associates II LLC, a Massachusetts limited liability company with a principal address c/o The Abbey Group, 575 Boylston Street Boston, Massachusetts 02116, (the “Lessor”); and Dimension Therapeutics, Inc., with a business address at 840 Memorial Drive Cambridge, Massachusetts (the “Lessee”); relative to a certain Lease between Lessor and Lessee dated March 11, 2014,referred to herein as the “Existing Lease”), for certain research and development, laboratory and office space in the building at 840 Memorial Drive Cambridge, Massachusetts as identified in the Existing Lease (the “Leased Premises”). The Existing Lease, as modified by this First Amendment, hereafter shall be referred to herein as the “Lease” (as the context so permits).

WHEREAS, the Lessee desires to add certain additional space to the current Leased Premises which presently consists of approximately 8,110 rentable square feet consisting of approximately 8,060 rentable square feet located on the fourth (4th) floor of the Building, and approximately 50 rentable square feet located on the third (3rd ) floor of the Building (herein, the “Existing Space”);

WHEREAS, the additional space to be added to the current Leased Premises is approximately 6,839 rentable square feet consisting of approximately 6,814 rentable square feet located on the second (2nd ) floor of the Building as shown on Exhibit A attached hereto, and approximately 25 rentable square feet in a space suitable for an acid neutralization room to be exclusively used by Lessee in an area to be mutually agreed upon between the parties, on a lower floor in the Building (herein, the “Expansion Space”); and

WHEREAS, the Lessee desires to extend the current term of the Existing Lease, which is to expire on March 31, 2017, such that there is a single coterminous end of Term covering both the Existing Space and the Expansion Space under Lease as modified by this First Amendment.

THEREFORE, in consideration of One ($1.00) Dollar and the other good and valuable consideration recited herein, effective and irrevocable as of the date hereof, the Lessor and Lessee hereby agree as follows:

1.Modification to Existing Lease / Extension of Lease Term

Lessee agrees to extend its lease and occupancy of the Leased Premises, commencing as of the end of the Term as stated under the Existing Lease, i.e. from April 1, 2017 (herein, the “First Extension Commencement Date”), which extended term as to the Leased Premises will expire thirty six full calendar (36) months from the Expansion Space Commencement Date as determined in Section 3 below (the “First Extension Termination Date”). The period from the First Extension Commencement Date through the First Extension Termination Date is referred to as the “First Extended Term”.

Further, Lessee agrees to lease the Expansion Space (in addition to the Leased Premises), commencing on the Expansion Space Commencement Date (as defined herein below) through and to the First Extension Termination Date. As of the Expansion Space Commencement Date, the Expansion Space shall be considered to be included in the term “Lease Premises” as used in the Lease.

Notwithstanding the Expansion Space Commencement Date, this First Amendment is to be considered a valid and binding obligation of the parties effective as of the date of execution of this First Amendment by the parties, with the Existing Lease to continue to govern the Lessee’s use and occupancy of the Leased Premises hereunder up to the Expansion Space Commencement Date hereunder.

2.	Expansion Space Added to the Leased Premises

Lessor shall deliver the Expansion Space for lease by Lessee (to be added to the space currently leased by Lessee under the Existing Lease and, once so delivered, as of the Expansion Space Commencement Date, in the aggregate to constitute the Leased Premises), upon Substantial Completion of Lessor’s Work as defined herein below (which date of delivery shall be the “Expansion Space Commencement Date”); said space to be vacant and free of all personal property (consistent with Exhibits A, B and C hereto) and debris; with Lessor’s Work having been performed in a good and workmanlike manner with all necessary municipal approvals and Cambridge building department “sign-offs” consistent with Lessor’s certificate of occupancy; broom clean; and otherwise “AS/IS” in its current condition in all other respects. “Substantial Completion” shall mean that Landlord’s Work has been completed (other than punchlist items) such that Lessee may conduct its business in the Expansion Space.

The target date for Lessor’s delivery of the Expansion Space shall be approximately one hundred five (105) days from the full execution and delivery of this First Amendment; the actual date of delivery being referred to herein as the “Expansion Space Commencement Date”. Lessor shall not be liable for any delay in delivery beyond the target date for the Expansion Space Delivery Date, provided Lessor undertakes reasonable and diligent efforts to meet that target date. Notwithstanding the foregoing, in the event that Expansion Space Commencement Date shall not have occurred by that date which is one hundred thirty five (135) days from the date this Lease is fully executed and delivered by the parties (the “Expansion Space Commencement Date Deadline”) the Lessee shall be entitled to a waiver of Annual Base Rent and Additional Rent, on a day for day basis for each day of delay in the actual delivery of the Expansion Space beyond the Expansion Space Commencement Date Deadline, said waiver being Lessee’s sole and exclusive remedy for any such delays in actual delivery. The foregoing waiver shall not apply to any delays caused by any Force Majeure occurrences. As used in Section 3 below, the term “Interim Period” shall mean that period of time from the Expansion Space Commencement Date up to the end of the calendar month in which such Expansion Space Commencement Date occurs.

2

All Lessee’s Rent payments and other Lease obligations relating to the Expansion Space shall commence as of the Expansion Space Commencement Date; however all Lessee’s Rent payments and other Lease obligations as to the Existing Space shall continue to run as per the Existing Lease. All terms and conditions of the Lease shall govern the Lessee’s use and occupancy of the Expansion Space commencing as of the Expansion Space Commencement Date.

Lessor’s delivery of the Expansion Space shall be evidenced by a written notice of delivery (“Lessor’s Delivery Notice”) given to Lessee on the actual date the Expansion Space is provided to Lessee. Lessee shall have five (5) business days to contest delivery if it does not conform with the foregoing paragraph by delivering its notice thereof in writing to Lessor; however, any listed items of a “punchlist” nature shall be agreed to by Lessor and Lessee and shall not be grounds to contest delivery, but nevertheless shall obligate Lessor to complete such punchlist items at the earliest practicable time under the circumstances, but completion shall not extend beyond thirty (30) days (subject to the availability of labor and materials).

The following conditions to the delivery of the Expansion Space to the Lessee by the Lessor shall be met by the Lessor, at its sole cost and expense, prior to the Expansion Space Commencement Date. The Lessor shall perform, at its sole cost and expense, such design and construction work as is necessary to deliver the Expansion Space to the Lessee in accord with: (i) the plan entitled “Revised Final Scope of Work — October 17, 2014” attached hereto as Exhibit A; (ii) the document entitled “Scope of Landlord’s Work” dated October 20, 2014 attached hereto as Exhibit B; and (iii) the document entitled “Additional Costs” attached hereto as Exhibit C(collectively, the “Lessor’s Work”), with demising walls and common area corridors to be compliant with state and municipal building codes; it being the intention of the parties that the Expansion Space be delivered in a “turnkey’ condition as per the parameters for Lessor’s Work. All utilities for the Expansion Space shall be in place and separately metered. The base building systems serving the Expansion Space shall be delivered in good operating condition and repair and suitable for office and laboratory use. The Building and the Expansion Space as delivered to the Lessee will be compliant with the Americans with Disabilities Act. Subject to the foregoing, Lessor shall not be responsible for any other design or construction work with respect to either the Leased Premises under the current Existing Lease, or the Expansion Space.

The work, equipment, fixtures and installations appearing on Exhibit C (the “Exhibit C Work”) is included in Lessor’s Work, and Lessee shall reimburse Lessor the sum of Twenty Thousand ($ 20,000) Dollars toward the costs of said Exhibit C Work. Said reimbursement for Exhibit C Work shall be paid to Lessor upon execution of this First Lease Amendment.

If and to the extent Lessee desires that Lessor perform any additional demolition, construction or installation beyond Lessor’s Work, then it shall so inform Lessor in sufficient time and with sufficient detail to enable Lessor to evaluate the impact of the same on its Lessor’s Work. Lessor shall be under no obligation to perform any such additional work beyond Lessor’s Work, unless paid for by Lessee and provided performance thereof will not cause extension of the Expansion Space Commencement Date. Further, if the performance of any such additional work by the Lessor as contemplated above causes the Lessor to deliver the Expansion Space later than the

3

Expansion Space Commencement Date Deadline, there shall be no abatement of Annual Base Rent and Additional Rent as contemplated above, provided the Expansion Space is thereafter delivered in a reasonable time given the nature and scope of the additional work.

The Lessee shall be solely responsible, at its sole cost and expense, to perform such other specific design and construction work on the Expansion Space as it desires for its use and occupancy (“Lessee’s Work”). Lessee shall be provided with access to the Expansion Space commencing upon execution of this First Amendment, coordinated through the Lessor, for the purpose of performing Lessee’s Work and any preliminary work toward the installation of its equipment and wiring, provided such access, Lessee’s Work and preliminary work does not materially interfere with Lessor’s ability to perform and complete its Lessor’s Work, which shall take precedence in all respects. Lessee’s Work and all subsequent Lessee alterations to the Leased Premises that are performed by Lessee on or affecting the fire, life safety and/or sprinkler systems of the building shall be made in such a manner and under such conditions as to pose no adverse impact or interruption to such fire, life safety, and sprinkler systems, and so as not to delay, impair, or jeopardize the legal occupancy of other Lessees in the Building as determined by Lessor and municipal fire and building inspection officials.

3.	Annual Base Rent and Additional Rent

Base Rent during the Term shall be as set forth below:

A.	Existing Space - Annual Base Rent

As applied to the Existing Space, i.e. the current 8,110 rentable square feet) Annual Base Rent shall be as follows:

(i)

for the balance of the Term prior to the First Extension Commencement Date, Annual Base Rent shall remain unchanged and shall be $ 369,005.00 per annum payable in monthly installments of $ 30,750.42, from April 1, 2015 to March 31, 2016; and $ 381,170.00 per annum payable in monthly installments of $ 31,764.17, from April 1, 2016 to March 31, 2017 as stated in the Existing Lease; and,

(ii)

for the portion of the Term commencing on April 1, 2017, Annual Base Rent shall be $ 393,335.00 per annum, payable in monthly installments of $ 32,777.92 each calendar month up to the First Extension Termination Date.

B.	Expansion Space — Annual Base Rent

As applied to the Expansion Space i.e. the additional 6,839 rentable square feet) Annual Base Rent shall be as follows:

(i)	For the first twelve (12) full calendar month period from the Expansion Space Commencement Date (including pro rata for any partial month in the Interim

4

Period), Annual Base Rent shall be $ 324,852.50 per annum, payable in monthly installments of $ 27,071.04 each calendar month; and,

(ii)	For the second twelve (12) full calendar month period, Annual Base Rent shall be $ 335,111.00 per annum, payable in monthly installments of $ 27,925.92; and,

(iii)	For the third twelve (12) full calendar month period, Annual Base Rent shall be $ 345,369.50 per annum, payable in monthly installments of $ 28,780.79.

In all instances under A and B above, Annual Base Rent shall be payable in the corresponding monthly installments set forth above, due on the first of each month, in advance, and in all other respects shall be subject to the same provisions relating to Annual Base Rent as set forth under the Existing Lease.

C.	Additional Rent

In addition to Annual Base Rent, Lessee shall continue to be responsible to pay all Additional Rent (Operating Expenses) under Section 3 of the Existing Lease, and all Additional Rent (Taxes) under Section 4 thereof, as applicable to both the Existing Space and, commencing on the Expansion Space Commencement Date, the Expansion Space, up to the First Extension Termination Date as invoiced by Lessor.

As the concept is used in the Lease to compute Additional Rent, Lessee’s allocable pro rata share (“Allocable Percentage”) shall be as follows:

(a)	Allocable Percentage for the Existing Space shall remain at 6.26%.

(b)	Allocable Percentage for the Expansion Space, starting on the Expansion Space Commencement Date shall be 5.28%.

To the extent that the Expansion Space Commencement Date does not fall on the first calendar day of a month, then the first month in which the Expansion Space Commencement Date occurs will have Additional Rent attributable to the Expansion Space prorated on a per diem basis for that Interim Period.

D.	Rent and other Costs and Expenses

All Annual Base Rent, Additional Rent and other sums due as Rent shall be payable and in all other respects shall be governed during the remainder of the Term under the Existing Lease and the First Extended Term as contemplated under the Existing Lease, except to the extent modified above. All other costs and expenses for utilities and services and attendant to operation of the Leased Premises, as applicable to both the current Leased Premises and the Expansion Space, shall continue to be borne by the respective parties during the First Extended Term as set forth in the Existing Lease.

5

E.	Security Deposit

The Security Deposit, from the date of this First Amendment, shall consist of the following amounts: (a) The Security Deposit currently held by the Lessor in the amount of Sixty One Thousand Five Hundred and 67/100 ($ 61,500.67) Dollars; (b) with an additional payment installment due by Lessee on April 1, 2015 of Thirty Thousand Seven Hundred Fifty and 33/100 ($ 30,750.33) Dollars, as (a) and (b) are stated in the Existing Lease; and (c) with an additional payment to Lessor upon execution of this First Amendment in the additional amount of Eighty One Thousand Two Hundred Thirteen ($ 81,213.00) Dollars ; all to be held as the Security Deposit under the Lease. The additional amounts due above may be deposited by Lessee by check or in the form of a letter of credit (for that additional amount or the total amount).

4.	Permitted Uses

The Permitted Uses in the Basic Data of the Existing Lease and all conditions attached thereto are hereby restated and affirmed and shall govern the use and occupancy of the entire Leased Premises from the Expansion Space Commencement Date through the First Extension Termination Date, as the same may be further extended in accordance with this First Amendment.

5.	Leased Premises in “AS/IS” Condition — No Defaults

Lessee hereby acknowledges it is currently in possession of the Existing Space and accordingly accepts the same for the First Extended Term in its current “AS/IS” condition, without representation or warranty of any kind or nature arising from the extension of the Lease by Lessor and Lessee.

Lessor and Lessee each acknowledge that to the best of each of their respective knowledge, there are no material defaults by either presently existing under the Lease.

6.	Brokers

The parties hereby agree there are no brokerage or other third party fees or costs involved in this transaction and each agrees to indemnify, defend and hold harmless the other from and against any claims for brokerage fees, commissions or other such payments arising from this transaction.

7.	Parking

LESSEE shall be granted, at current rates (which may be increased for all tenants of the Building from time to time to reflect market increases, except in the event of any separately bargained for parking provisions contained in any lease, in which case said increases need not be uniform), the right (but not the obligation) to park up to twenty two (22) cars in total in the Building’s on-site indoor parking lot or facility on an unassigned and unreserved basis, in single or tandem spaces

6

or on a valet basis which LESSOR in its sole discretion shall designate from time to time. The initial parking rate therefor shall be $ 225 per month, per car, which monthly rate may be changed by LESSOR in its discretion subject to and reflective of periodic market changes. All payments for these parking rights shall be considered to be Additional Rent under this Lease. This provision supersedes any contrary provisions in Section 16 of the Existing Lease and the specific numeric rights set forth above supplant the numeric rights set forth in Section 16 of the Existing Lease as of the Expansion Space Commencement Date; Lessee retaining however all parking rights under said Section 16 from the date of execution of this First Lease Amendment up to the Expansion Space Commencement Date.

8.	Right of First Offer — Contiguous Second Floor Space

In addition to its ROFO Rights with respect to contiguous space on the fourth floor of the Building as set forth in Section 36 of the Lease (the “4th Floor ROFO Rights”), Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it shall not have defaulted beyond any applicable notice, grace and cure periods more than twice within any twelve (12) month period, is hereby entitled, fully subject and subordinate to any existing expansion rights held by other tenant’s in the Building, to receive advance written notice from LESSOR during the Term of this Lease (as it may be extended) that any contiguous space on the second (2nd ) floor (only) of the Building (the “ROFO Space”) will be offered to third parties for leasing (the “ROFO Notice”). The Lessor’s ROFO Notice to Lessee shall set forth the Annual Base Rent and other economic terms at which such space will be so offered, which shall be at Market Rent (as defined below) and incorporating market concessions and market tenant improvement allowances) as determined by Lessor and stated in the ROFO Notice (subject to Lessee’s rights to appraisal and arbitration of Market Rent as set forth below).

Lessee shall have the right within thirty (30) days from the delivery of Lessor’s ROFO Notice (the “ROFO Acceptance Period”), to elect to lease the ROFO Space by providing Lessor with a written notice accepting the ROFO Space (the “ROFO Acceptance”) delivered prior to the expiration of said thirty (30) day period. If Lessee shall not elect to lease the ROFO Space, i.e. if no ROFO Acceptance notice electing to do so is delivered to Lessor during that thirty (30) day period, then Lessor shall be free to market and lease the space offered by the ROFO Notice to any third party, in its sole discretion and without any continuing obligation to Lessee under this Section 8; provided however that if Lessor does not enter into a lease with a thirty party within three hundred sixty (360) days from the delivery of the ROFO Notice (the “Reoffer Period”), or is not then engaged in any pending lease negotiations with a third party as of the expiration of said Reoffer Period, then Lessor shall be required to re-offer the space to Lessee pursuant to this Section 8. Once delivered to Lessor, Lessee’s election to accept the ROFO Space shall be irrevocable, notwithstanding the determination of Market Rent as contemplated below. Time is of the essence in the exercise of Lessee’s rights as set forth above.

If Lessee elects to exercise its rights to the ROFO Space (and/or for the 4th Floor ROFO Space), then the Term for such space will start as stated in the ROFO Notice, and shall be for a term coterminous with the Term (as it may have been extended) governing the Leased Premises but not less than three (3) years (including the Second Extension Term, if there is less than three

7

years left in the First Extended Term and Lessee agrees to exercise its option for the Second Extension Period, unless a longer term is requested by Lessee and agreed to by Lessor.

To the extent Lessee disagrees with the Lessor’s determination of Market Rent as set forth in the ROFO Notice, then within the ROFO Acceptance Period, Lessee may: (i) negotiate a Market Rent and other terms and conditions mutually agreeable to Lessor and Lessee, or failing to reach agreement with Lessor; (ii) elect to determine Market Rent by an appraisal and arbitration process as set forth in Section 9 of this First Amendment, communicated to the Lessor in the Lessee’s ROFO Acceptance (which, if not elected in said ROFO Acceptance, shall be deemed waived by Lessee). That process will be commenced by the selection of the contemplated appraiser by each party within fourteen (14) days of the delivery of the ROFO Acceptance notice, bypassing the requirement for good faith negotiations (which can occur but which are not required to occur). Additionally, the Extension Rent Floor concept shall not be applicable to the ROFO Space (except during the determinations of Annual Base Rent for the Second Extension Period), but instead Annual Base Rent for such ROFO Space during and up to the First Extension Termination Date shall not be less than Annual Base Rent per rentable square foot for the highest rent for other Leased Premises space under this Lease during such time.

9.	Lessee’s Option to Extend

Section 35 of the Lease is hereby deleted in its entirety and replaced with the following language:

Section 35. Lessee’s Option to Extend.

Lessee, provided it is not then in default after notice and the expiration of any applicable grace or cure periods, and further provided it shall not have defaulted beyond any applicable notice, grace and cure periods more than twice within any twelve (12) months period, shall have the option to further extend the Term of this Lease as to the Leased Premises (i.e. inclusive of the Expansion Space and any additional space taken on by Lessee under Section 36 and under Section 8 of this First Amendment, but only as to the entirety of said Leased Premises and additional space taken, which shall be deemed included in the definition of Leased Premises as and when taken) on the terms and conditions herein, for one additional period of twenty four (24) months (herein, the “Second Extension Period”), at the then current “Market Rent” (including annual escalations thereon for each year of the extended term based on increases in the Consumer Price Index or fixed increases, as the case may be, as determined by then prevailing market forces), but no less than an amount equal to the Annual Base Rent per rentable square foot of highest rent for Leased Premises space during the final Lease Year hereunder (the “Extension Rent Floor”). Said Second Extension Period shall commence, subject to proper exercise of Lessee’s option hereunder, at the end of the First Extension Termination Date and shall terminate on that date which is twenty four (24) consecutive months thereafter. Lessee shall exercise its option by delivering to Lessor its written notice not later than nine (9) full months (but not sooner than fifteen (15) full months, unless exercised earlier than said fifteen (15) months (in order to exercise its ROFO rights under the Lease) prior to the end of the First Extended Term. Once delivered, written notice to extend is irrevocable.

8

“Market Rent” as used herein, shall be that rent charged for comparable research laboratory and office space of similar age and condition in laboratory buildings in the mid-Cambridge submarket as of the end of the First Extended Term. If, after good faith attempts, the Lessor and Lessee cannot agree on a figure representing Market Rent within thirty (30) days after Lessee has delivered the Extension Notice, then either party, upon written notice to the other, may request appraisal and arbitration of the issue as provided in this section. Within fourteen (14) days of the request for arbitration, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston/Cambridge to serve as that party’s appraiser. Each appraiser shall be paid by the party selecting him or it. The two appraisers shall each submit their final reports to the parties within thirty (30) days of their selection making their determination as to Market Rent (subject however, to the Extension Rent Floor). The two appraisers shall meet within the next fourteen (14) days to reconcile their reports and collaboratively determine the Market Rent. They shall each make their determination in writing (subject however, to the Extension Rent Floor), including a statement if such is the case, that they are at an impasse. Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor. The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston, who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent (subject however, to the Extension Rent Floor). The determination of this individual or entity (i.e. arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties.

Annual Base Rent and Additional Rent during any Extended Term shall be payable in advance, in equal monthly installments on the first day of each calendar month.

Lessee, in addition to the sums payable annually to Lessor as Annual Base Rent, shall pay to Lessor for each year of the Second Extension Period, as Additional Rent, Lessee’s Allocable Percentage (as determined by the approximate total rentable space leased) for Operating Expenses, Real Estate Taxes and utilities as contemplated in Section 4 hereof (and as may be impacted by Section 8 hereof).

10.	Subordination

The Lease, as extended and modified by this First Amendment, shall be subject and subordinate to any and all mortgages and related documents placed on the Building, Leased Premises or the real property in existence as of the date hereof or coming into existence at any time hereafter, without necessity for any confirming documentation. Lessor shall use commercially reasonable efforts (which shall not be deemed to include the payment or expenditure of any sums whatsoever) to obtain a Subordination, Non-Disturbance and Attornment Agreement from its present and future mortgagees, in form and substance set forth as Exhibit D_hereto; but Lessor shall not be liable to Lessee in any manner (nor shall any of Lessee’s full and timely performance under this Lease be conditioned, waived, excused or altered in any manner whatsoever) if no SNDA is forthcoming, or if any of the terms and conditions of the same are not

9

deemed acceptable. This provision supersedes any contrary provisions in Section 13 of the Existing Lease.

11.	Shared Use of Laboratory Support Systems and Emergency Generator.

In addition to Lessee’s rights to use the shared laboratory support systems and emergency generator and controller with other users on the fourth and fifth floor, Lessee shall have the right, in connection with its lease of the Expansion Space, to use the shared laboratory support systems and emergency generator and controller with other users on the second floor of the Building. Lessee’s use of such shared systems shall be governed by the provisions of Section 11 (c) and (e).

12.	Additional Signage

In addition to Lessee’s signage rights under Section 20 of the Lease, Lessee shall have the right to display one sign at the entrance of the Expansion Space and one sign at a mutually determined and agreed location off the elevator on the 2nd floor, consistent with similar signs in the Building.

13.	Integration of Documents; Supremacy

This First Amendment contains the full understanding and agreement between the parties. The parties hereto intend that this First Amendment operates to amend and modify the Existing Lease, and that those two documents shall be interpreted conjunctively; with any express conflict between the two to be resolved in favor of the stated terms of this First Amendment. Except as modified hereby, all other terms and conditions of the Existing Lease shall remain unchanged and enforceable in a manner consistent with this First Amendment, including Lessee’s right to assignment and subletting of the Expansion Space as set forth therein.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. Any provisions deemed unenforceable shall be severable, and the remainder of this First Lease Amendment and the Existing Lease shall be enforceable in accordance with their terms.

[Signature Pages Follow]

10

LESSOR

RIVERTECH ASSOCIATES II, LLC

By:	Rivertech Associates II, Inc.,
its Manager

By:	/s/ Robert Epstein
Name:	Robert Epstein
Title:	President

LESSEE

DIMENSION THERAPEUTICS, INC.

By:	/s/ Annalisa Jenkins

its duly authorized, Chief Executive Officer

Name: Annalisa Jenkins

Title: CEO

11

DIMENSION THERAPEUTICS, INC. FIRST LEASE AMENDMENT

EXHIBIT A

DIMENSION THERAPEUTICS, INC. FIRST LEASE AMENDMENT

EXHIBIT B

DIMENSION THERAPEUTICS Floor Two

840 Memorial Drive

Cambridge, MA

October 20, 2014Final changes in bold.

SCOPE OF LANDLORDS WORK FOR LAB AND OFFICES ON FLOOR TWO

Administrative Area

Partitions: Partitions for three new offices are to be added as indicated on the plans. Walls of new offices shall be insulated and extend to approximately 6” above the existing suspended ceiling.

Existing office walls are comprised of gwb over steel studs and extend from floor to the underside of the suspended ceiling.

The walls demising the Administrative areas from adjacent tenancies and R&D areas extend to the underside of the deck above and are constructed to have a one hour fire rating.

All new walls will be finished with two coats water based paint. Existing walls shall be patched and repainted as necessary but maintain existing paint color.

A new partion will be constructed approximately 8’ from the existing main glass entry, extend 6” above the suspended ceiling, have three approximately 24”x24” clear glass vision panel insets and extend approximately 10’ from the existing demising wall.

Glass Panels: Where they exist, glass panels to remain. Entry: Existing glass entry to remain.

Doors: All hardware are lever handles with brushed stainless finish. New doors in offices 111, 112, & 113 will be solid oak to match building standard. New office door hardware will consist of passage function latchsets with brushed stainless finish.

Floors: All carpeted areas in the administrative which are affected by construction will be protected and reused. 4” vinyl cove base will be installed at intersection of new walls and carpet/vct in new offices. VCT will be installed in an area adjacent to the new kitchenette.

Ceilings: All existing ceiling tiles will remain or be replaced as necessary. Any damaged ceiling tiles will be replaced with matching ceiling tiles. Any damage to ceiling grid will be repaired.

Lighting: Existing fluorescent lights will remain and be relocated and supplemented as necessary to accommodate the new configuration. All existing fluorescent lights will be inspected to insure proper functioning and be repaired or replaced as necessary.

HVAC: The base building HVAC distribution system will be inspected and adjusted as necessary to assure distribution, airflow, and proper operation of thermostats and variable air volume (VAV) boxes. There will be an adjustment of the system to accommodate the three new offices which shall be provided with a separate VAV and thermostat.

The premises will conform to the obligations with the Lease regarding temperatures within the office environment.

The existing supplemental ac unit feeding the conference room shall be inspected by the landlord and put in working order. The tenant will be responsible for maintaining and repairing all tenant specific supplemental mechanical equipment beyond a 6 month warranty period.

Kitchenette: A new kitchenette will be constructed as indicated in the drawings and consist of p.lam cabinets and counters, stainless steel sink and four (4) gfi 110v outlets on two 20amp circuits located above the counter. A copper water line will be provided for tenant to connect their coffee machine in a location on the counter tbd by tenant.

Electrical: Existing electrical outlets throughout the administration area and the office space in the R&D area in the form of existing and new 110v outlets to remain. All utilities servicing the tenant’s premises and equipment are separately metered and will be read monthly by the landlord for reimbursement by the tenant. New outlets will be installed to accommodate the new layout. Each new office will have a minimum of 3 120/20a 5-20R receptacles. All electrical circuits will be labeled via labels at the outlet, junction box, safety switch, or other corresponding electrical equipment and a corresponding label on the electrical panel indicating the appropriate circuit breaker.

Furnishings: No reception desk cubicles, work stations or furniture of any sort shall be provided by the landlord.

Fire Protection: Fire protection will be added as needed and required by Massachusetts Building code, NFPA and local Fire Code. Work included in this scope will comply with the Massachusetts Building Code, ASHRAE and NFPA.

R&D AREA

Demolition: Existing doors and walls required to be removed to accommodate new plan will be removed.

Partitions: Partitions enclosing laboratory from administrative & support spaces and laboratory from the three tissue culture suites shall consist of existing walls extending from floor to the underside of the deck and will be constructed to have a one hour fire rating. Walls and trim will be finished with two coats water based paint. Paint finish in tissue culture rooms to be semi gloss.

Doors: New two piece oak doors of 4’ and 4’6” shall be installed as indicated on the plans. The existing metal door leading to tissue culture room #104 shall be relocated/ replaced as indicated in the plans.

Floors: Existing seamless vinyl in the lab areas shall remain and be repaired where the surface is compromised as reasonably requested by the tenant. In the rear of lab #101, the area where carpet has been removed shall be replaced by seamless vinyl in a style and color most compatible with the existing, being aware that the existing seamless vinyl is no longer manufactured.

The equipment room #103 shall be replaced with vct.

The cubicle area floor shall have carpet with vinyl base to match that in the administrative area of the premises.

Ceilings: Existing ceiling grid and act shall be removed and replaced along with solid surface ceiling tiles in the support area room #103. The cubicle area shall have existing grid where salvagable along with act.

New grid and washable ceiling tiles by Teknotile or equal shall be installed in the main laboratory and tissue culture areas. Lighting: Existing 2x4 and 2x2 fluorescent lights will be relamped and be solid surface type.

New solid surface lens type fluorescent lights will be used in the main laboratory #101.

BENCHES: A new p.lam bench with p.lam counter shall be provided in the main lab #101near the glasswash/autoclave area as shown in the plan. The new lab sink will have protected hot and cold water and deck mounted emergency eyewash stations.

HVAC: The base building HVAC distribution system will be inspected and adjusted as necessary to assure good operating condition and repair, distribution, airflow, and proper operation of thermostats and variable air volume (VAV) boxes. One house system VAV system shall serve the cubicle area and the lab services room #103. Perimeter constant volume heating/cooling shall remain in the cubicle area. The laboratory mechanical system shall consist of a self contained electric/natural gas fired 10ton make-up air unit located on the second floor roof ducted to the laboratory. A wall mounted gas fired boiler shall be located in room #103 and shall provide hot water to 5 sets of heating coils comprising 5 zones within the lab (one each to #104, #105, #106 and two ((interior and perimeter)) to #101). This system shall provide make up air to the labs at a constant volume of 1.1cfm/sft (approximately 6 air changes/hour) at approximately 55°F and be reheated as requested by the thermostats. All air to the laboratories spaces shall be introduced via 95% HEPA filters.

If determined by engineer to be needed, a supplemental 3 Ton air conditioning unit shall be located in the main laboratory #101 to provide additional cooling should it be necessary during peak cooling load periods. Should such a unit be required, it shall be paid for by tenant and Lessor shall warrant that its presence shall assure the lab environment conforms to ASHRAE requirements.

The landlord’s engineer will perform load calculations to take into account insulation, square footage, occupancy and equipment heat loss to determine heating and cooling loads.

Expected equipment and occupant load shall be provided to the landlord’s engineer for analysis and design of the HVAC system. The space will be balanced according to these calculations. All balancing will be conducted by a NEBB certified balancing technician.

All tenant specific mechanical systems shall be warranted for proper operation for a period of six months provided tenant enters into an appropriate preventive maintenance agreement for this equipment. Tenant specific mechanical equipment will be delivered in good operating condition.

All Tenant-specific mechanical equipment shall be put on a preventive maintenance agreement by the tenant and at Tenant’s expense for the duration of the Lease. The tenant will be responsible for maintaining and repairing all tenant specific supplemental mechanical equipment beyond the 6 month warranty period.

Room #104 shall be negative to room #101 while room #105 shall be negative to room #104. Room #106 negative to room #101

Plumbing and Waste: The main cold water supply to the lab will be located in the “Lab support” room #103 which will also contain a hot water heater/storage tank, a water check meter and required backflow prevention devices. All lab waste will be contained in polyethylene piping and will lead to an acid waste system consisting of a 55 gallon tank with limestone chips located in an accessible location on the first floor directly below the premises.

The laboratory wastewater system will be maintained by the tenant who shall also be responsible for required municipal discharge permits, sampling and testing.

Safety showers will be added in rooms #104, #105 & #106. Requirements for safety showers and eyewash stations throughout the lab space will be made to comply with requirements of the City of Cambridge Plumbing Inspector. Showers and eye wash will be from the existing circulating protected tempered water line servicing the first and second floor of the building.

Autoclave, ice and glass-wash: The landlord will provide an area in lab #101 in which this equipment will be located. Water and drain will be provided. The actual equipment will be provided by the tenant as will the responsibility of final installation. The existing laboratory sink with protected hot and cold water and eyewash shall remain.

Electrical: Power to various locations within the laboratory exists or will be installed in the form of existing 110v and 208v outlets as required in the latest equipment matrix. Four (4) additional 208v15A outlets shall be provided as indicated in the plans.

A 100A 208v 3wire service panel from the existing back up generator located in the lower level of the garage shall be provided. In addition, the motor driving the roof mounted exhaust fan shall be placed on emergency backup.

Tenant shall share the cost of maintenance and repairs of the back up generator with any other tenants who are also connected to it.

All electrical power, natural gas and water to the tenant’s premises and equipment will be separately metered and read monthly by the landlord for reimbursement by the tenant. All electrical circuits will be labeled via labels at the outlet, junction box, safety switch, or other corresponding electrical equipment and a corresponding label on the electrical panel indicating the appropriate circuit breaker.

CO2 Piping: Piping for tenants CO2 shall be brought to the premises from tenant’s existing service located on the 4th floor. Gas regulators, if required, shall be provided by the tenant.

Existing vacuum air will be provided from the building system to existing turrets and three biosafety cabinets.

All new CO2 and vacuum piping shall consist of copper type ‘L’ with braised connections.

Fire Protection: Fire protection will be added as needed and required by Massachusetts Building Code, NFPA and local Fire Officials.

Dimension Therapeutics or their designee will have access to the space during renovation to inspect the progress and that the work being done conforms to this scope.

Work included in this scope will comply with both the Massachusetts Building Code and NFPA.

Drawings included in this scope of work are diagrammatic in nature. All pre-existing construction and new construction will be reviewed by the landlord’s architect and engineer to insure indicated changes are made in accordance with Massachusetts Building Code and the NFPA. Stamped architectural and engineering drawings will be provided along with a “one line” electrical diagram indicating the power feed from the street into the tenant space.

All components of Lessor’s Work will be completed in accordance with all applicable laws, rules and regulations, including but not limited to the latest requirements of NFPA, ANSI Standards, ASHRAE Standards, National Electrical Code, Massachusetts State Building Code, and regulations of the City of Cambridge. Lessor shall deliver the Expansion Space with the base Building systems serving the same and with Lessee’s specific mechanical, electrical and plumbing systems as required in Lessor’s Scope of Work (i.e. Exhibit A hereto), in good operating condition and repair, and suitable for their intended uses. All utilities for the Expansion Space shall be in place and separately metered. The

Building and the Expansion Space as delivered to the Lessee will be compliant with the Americans with Disabilities Act; NFPA compliant pursuant to the Massachusetts State Building Code; and with code compliant demising walls and common area corridors. Lessor shall provide Lessee with the environmental close-out report prepared by the former tenant for the Expansion Space, and said report shall not disclose any conditions as would materially impair Lessee’s use of the Expansion Space. Subject to the foregoing, Lessor shall not be responsible for any other design or construction work with respect to either the Existing Premises under the Existing Lease, or the Expansion Space.

DIMENSION THERAPEUTICS, INC.

FIRST LEASE AMENDMENT

EXHIBIT C

Dimension Added Costs10/17/14

DIMENSION THERAPEUTICS

FLOOR 2

Additional Costs

Additional HEPA filters 8@ $350	$2,800
Additional sink, eyewash & plumbing for autoclave area	$7,500
Additional cabinetry for autoclave area	$2,500
Additional water line and floor drain for autoclave/ice machine	$3,500
Additional hw heater for lab sinks w/electric	$3,000
Additional 3ton supplemental ac unit to provide ac not provided by house perimeter system designed by bldg engineer on original plan	$15,000
Relocate door into BL2 lab #104	$750
Place exhaust fan on backup power	$2,500
Increase chip tank from 35 (code required) to 55 gallon plus 6 additional bags of limestone chips	$375
Added engineering cost to redesign mech systems	$1,000
Additional wall with 3 glass panels at entry to administrative area	$3,000
Add 4 208v outlets in labs	$2,000
Add copper water line in kitchenette	$500
Add approx. 150sft vinyl floor at kitchenette	$500

EXTRA COSTS	$44,925

Credit for not building 5 offices (resusing doors, glass & hardware)	($17,500)

ADDITIONAL COST		$ 27,425

AGREED UPON DUE FROM TENANT		$ 20,000

DIMENSION THERAPEUTICS, INC.

FIRST LEASE AMENDMENT

EXHIBIT D

NON-DISTURBANCE, ATTORNMENT AND SUBORDINATION AGREEMENT

THIS NON-DISTURBANCE, ATTORNMENT AND SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of this            day of         , 2014, by and among SANTANDER BANK, N.A. (hereinafter called the “Agent”), as administrative agent on behalf of itself and certain lenders (collectively, the “Lenders”), having an address at 75 State Street, Boston, Massachusetts 02109,            a            corporation (hereinafter called the “Tenant”), having an address at 840 Memorial Drive, Cambridge, MA 02139, and RIVERTECH ASSOCIATES II, LLC, a Massachusetts limited liability company (hereinafter called the “Landlord”), having an address at 575 Boylston Street, c/o The Abbey Group, Boston, Massachusetts 02116.

W I T N E S S E T H:

WHEREAS, Landlord owns certain real property commonly known as Riverside Technology Center located at 840 Memorial Drive, Cambridge, Massachusetts and more particularly described in Exhibit A attached hereto and made a part hereof (said property being hereinafter called the “Property”); and

WHEREAS, Landlord (or Landlord’s predecessor interest) made and entered into that certain Lease. dated the 10th day of June, 2011, with respect to certain premises constituting a portion of the Property therein described (said Lease, as the same may be amended, restated or otherwise modified from time to time, hereinafter called the “Lease”. and said premises hereinafter called the “Leased Premises”); and

WHEREAS, Landlord has entered into and delivered that certain Mortgage and Security Agreement in favor of Agent on behalf of Lenders and recorded, or to be recorded, with the Middlesex County Registry of Deeds (said Mortgage and Security Agreement, as the same may be amended, restated or otherwise modified from time to time, being hereinafter called the “Mortgage”), to secure the payment of a certain loan made by Lenders to Landlord (the “Loan”); and

WHEREAS, Landlord has entered into and delivered that certain Assignment of Leases and Rents in favor of Agent on behalf of Lenders and recorded, or to be recorded, with the Middlesex County Registry of Deeds (said Assignment of Leases and Rents, as the same may be amended, restated or otherwise modified from time to time, being hereinafter called the “Assignment of Rents”), assigning all of Landlord’s right, title and interest as lessor under the Lease to further secure the Loan; and

WHEREAS, the parties hereto desire to enter into this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Tenant, and Landlord each hereby covenants and agrees as follows:

1.

Estoppel. Tenant hereby certifies to Agent that (i) the Lease, as described above, is the true, correct and complete Lease, and has not been modified or amended and constitutes the entire agreement between Landlord and Tenant, and (ii) as far as is known to Tenant, there are no defaults of Landlord under the Lease and there are no existing circumstances which with the passage of time, or giving of notice, or both, would give rise to a default under the Lease and/or allow Tenant to terminate the Lease.

2.

Non-Disturbance. So long as no default exists, nor any event has occurred which has continued to exist for such period of time (after notice, if any, required by the Lease) as would entitle the lessor under the Lease to terminate the Lease or would cause, without any further action on the part of such lessor, the termination of the Lease or would entitle such lessor to dispossess the lessee thereunder, the Lease shall not be terminated, nor shall such lessee’s use, possession or enjoyment of the Leased Premises or rights under the Lease be interfered with in any foreclosure or other action or proceeding in the nature of foreclosure instituted under or in connection with the Mortgage or in the event that Agent takes possession of the Property pursuant to any provisions of the Mortgage or the Assignment of Rents, unless the lessor under the Lease would have had such right if the Mortgage or the Assignment of Rents had not been made, except that neither the person or entity acquiring the interest of the lessor under the Lease as a result of any such action or proceeding or deed in lieu of any such action or proceeding (hereinafter called the “Purchaser”) nor Agent if Agent takes possession of the Property shall be (a) liable for any act or omission of any prior landlord (including the Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Leased Premises or the Property, including, without limitation, the payment of any construction allowance pursuant to the Lease; or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including the Landlord); or (d) bound by any rent or additional rent which Tenant might have paid for more than the then current rental period to any prior landlord (including the Landlord); or (e) bound by any amendment or modification of the Lease, made without Agent’s prior written consent; (f) except any assignment or sublet permitted under the Lease as to which Landlord’s consent is not required, bound by any assignment or sublet, made without Agent’s prior written consent; (g) bound by or responsible for any security deposit not actually received by Agent; (h) liable for or incur any obligation with respect to any breach of warranties or representations of any nature under the Lease or otherwise including without limitation any warranties or representations respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability and/or fitness for any purpose, or possession; (i) liable for consequential damages; or (j) personally liable for any default under the Lease or any covenant or obligation on its part to be performed thereunder as lessor, it being acknowledged and agreed that Tenant’s sole remedy in the event of such default shall be to proceed against Purchaser’s or Agent’s interest in the Property. Notwithstanding anything contained herein to be contrary, Agent shall have absolutely no obligation to perform any of Landlord’s construction covenants under the Lease, provided that if Agent shall not perform such covenants in the event of foreclosure or deed in lieu thereof and within a reasonable time following taking of possession by Agent, then Tenant shall have

2

the right to terminate its obligations under the Lease and to pursue any and all legal remedies it may have against Landlord and any third parties other than Agent.

3.

Attornment. Unless the Lease is terminated in accordance with Paragraph 2, if the interests of the lessor under the Lease shall be transferred by reason of the exercise of the power of sale contained in the Mortgage (if applicable), or by any foreclosure or other proceeding for enforcement of the Mortgage, or by deed in lieu of foreclosure or such other proceeding, or if Agent takes possession of the Property pursuant to any provisions of the Mortgage or the Assignment of Rents, the lessee thereunder shall be bound to the Purchaser or Agent, as the case may be, under all of the terms, covenants and conditions of the Lease for the balance of the term thereof and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same force and effect as if the Purchaser or Agent were the lessor under the Lease, and Tenant, as lessee under the Lease, does hereby attorn to the Purchaser and Agent if it takes possession of the Property, as its lessor under the Lease. Such attornment shall be effective and self-operative without the execution of any further instruments upon the succession by Purchaser to the interest of the lessor under the Lease or the taking of possession of the Property by Agent. Nevertheless, Tenant shall, from time to time, execute and deliver such instruments evidencing such attornment as Purchaser or Agent may require. The respective rights and obligations of Purchaser, Agent and of the lessee under the Lease upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extensions and renewals, shall be and are the same as now set forth in the Lease except as otherwise expressly provided in Paragraph 2.

4.

Subordination. Subject to the other terms of this Agreement, Tenant hereby subordinates all of its right, title and interest as lessee under the Lease to the right, title and interest of Agent under the Mortgage, and Tenant further agrees that the Lease now is and shall at all times continue to be subject and subordinate in each and every respect to the Mortgage and to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage.

5.

Assignment of Rents. Tenant hereby acknowledges that all of Landlord’s right, title and interest as lessor under the Lease is being duly assigned to Agent pursuant to the terms of the Mortgage and the Assignment of Rents, and that pursuant to the terms thereof all rental payments under the Lease shall continue to be paid to Landlord in accordance with the terms of the Lease unless and until Tenant is otherwise notified in writing by Agent. Upon receipt of any such written notice from Agent, Tenant covenants and agrees to make payment of all rental payments then due or to become due under the Lease directly to Agent or to Agent’s agent designated in such notice and to continue to do so until otherwise notified in writing by Agent. Landlord hereby irrevocably directs and authorizes Tenant to make rental payments directly to Agent following receipt of such notice, and Landlord covenants and agrees that Tenant shall have the right to rely on such notice without any obligation to inquire as to whether any default exists under the Mortgage or the Assignment of Rents or the indebtedness secured thereby, and notwithstanding any notice or claim of Landlord to the contrary, and that Landlord shall

3

have no right or claim against Tenant for or by reason of any rental payments made by Tenant to Agent following receipt of such notice. Tenant further acknowledges and agrees: (a) that under the provisions of the Mortgage and/or the Assignment of Rents, the Lease cannot be terminated (nor can Landlord accept any surrender of the Lease) or modified in any of its terms, or consent be given to the waiver or release of Tenant from the performance or observance of any obligation under the Lease, without the prior written consent of Agent, and without such consent no rent may be collected or accepted by Landlord more than one month in advance; and (b) that the interest of Landlord as lessor under the Lease has been assigned to Agent for the purposes specified in the Mortgage and the Assignment of Rents, and Agent assumes no duty, liability or obligation under the Lease, except only under the circumstances, terms and conditions specifically set forth in the Mortgage and/or the Assignment of Rents.

6.

Notice of Default by Lessor. Tenant, as lessee under the Lease, hereby covenants and agrees to give Agent written notice properly specifying wherein the lessor under the Lease has failed to perform any of the covenants or obligations of the lessor under the Lease, simultaneously with the giving of any notice of such default to the lessor under the provisions of the Lease, Tenant agrees that Agent shall have the right, but not the obligation, within thirty (30) days after receipt by Agent of such notice (or within such additional time as is reasonably required to correct any such default) to correct or remedy, or cause to be corrected or remedied, each such default before the lessee under the Lease may take any action under the Lease by reason of such default. Such notices to Agent shall be delivered in duplicate to:

SANTANDER BANK, N.A.

75 State Street

Mail Code: MA1 SST 0412

Boston, Massachusetts 02109

Attention:                               John Everly

Telephone:                         617-346-7297

With a copy to:

RIEMER & BRAUNSTEIN LLP

Three Center Plaza

Boston, MA 02108

Attention: Kevin J. Lyons, Esq.

Telephone:                         617-880-3433

or to such other address as the Agent shall have designated to Tenant by giving written notice to Tenant at 840 Memorial Drive, Cambridge, MA 02139, Attention: Patrick Beattie, or to such other address as may be designated by written notice from Tenant to Agent.

4

7.

No Further Subordination. Except as expressly provided to the contrary in Paragraph 4 hereof, Landlord and Tenant covenant and agree with Agent that there shall be no further subordination of the interest of lessee under the Lease to any lender or to any other party without first obtaining the prior written consent of Agent. Any attempt to effect a further subordination of lessee’s interest under the Lease without first obtaining the prior written consent of Agent shall be null and void.

8.

As to Landlord and Tenant. As between Landlord and Tenant, Landlord and Tenant covenant and agree that nothing contained herein nor anything done pursuant to the provisions hereof shall be deemed or construed to modify the Lease.

9.

As to Landlord and Agent. As between Landlord and Agent, Landlord and Agent covenant and agree that nothing contained herein nor anything done pursuant to the provisions hereof shall be deemed or construed to modify the Mortgage or the Assignment of Rents.

10.

Title of Paragraphs. The titles of the paragraphs of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

12.

Provisions Binding. The terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Agent, Tenant and Landlord. The reference contained to successors and assigns of Tenant is not intended to constitute and does not constitute consent by Landlord or Agent to an assignment by Tenant, but has reference only to those instances in which the lessor under the Lease and Agent shall have given written consent to a particular assignment by Tenant thereunder.

[Signature page to follow]

5

IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals as of the day, month and year first above written.

AGENT:

SANTANDER BANK, N.A., as Agent on behalf of Lenders

By:
		Name:	John Everly
		Title:	Senior Vice President

STATE OF	)
) ss.:
COUNTY OF	)

On the            day of            in the year 2014, before me, the undersigned, a notary public in and for said state, personally appeared John Everly, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My Commission Expires:

[SIGNATURE PAGE TO SNDA]

TENANT:

STATE OF

COUNTY OF

On the                  day of                                   in the year 2014, before me, the undersigned, a notary public in and for said state, personally appeared                                                                personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My Commission Expires:

[SIGNATURE PAGE TO SNDA]

LANDLORD:

RIVERTECH ASSOCIATES II, LLC, a Massachusetts limited liability company

By:
Name:
Title:

STATE OF	)
) ss.:
COUNTY OF	)

On the            day of            in the year 2014, before me, the undersigned, a notary public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

My Commission Expires:

[SIGNATURE PAGE TO SNDA]

EXHIBIT A
Property Legal Description

The land and the buildings thereon known as 840 Memorial Drive (a/k/a 18 Blackstone Street) situated in Cambridge, Middlesex County, Massachusetts, more particularly described as follows:

WESTERLY:                                               by the Easterly line of Memorial Drive (formerly Charles River Road) twenty six and 21/100 feet;

NORTHERLY:                                     by the Southerly line of said Road, three and 96/100 feet;

WESTERLY:                                               by the Easterly line of said Road, one hundred twenty six and 59/100 feet;

NORTHERLY:                                     by the Southerly line of Albro Street, three hundred thirty two and 31/100 feet;

EASTERLY:                                                  by the Westerly line of Blackstone Street, one hundred and fifty three feet; and

SOUTHERLY:                                       by lot 2 as shown on plan hereinafter mentioned, three hundred fifty one and 45/100 feet.

Said parcel is shown as Lot 1 on the plan filed as Plan No. 8817C, with Certificate 154579 in Book 903, Page 29 of the Middlesex South Registry District of the Land Court.

Containing an area of 52,062 square feet.

The above described land is subject to and has the benefit of the provisions of an indenture dated September 20, 1922, recorded in Book 4564, Page 561, affected by Releases, filed as Document Nos. 598776 and 598777.